UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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HURON CONSULTING GROUP INC.

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550 West Van Buren Street

Chicago, IL 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2020

The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” “Huron,” “we” or “us”) will be held at the Company’s corporate headquarters located at 550 West Van Buren Street, Chicago, Illinois 60607 on May 8, 2020, at 11:00 a.m. Central Time, for the following purposes:

1	To elect to the board of directors the two persons nominated by the board of directors to serve as Class I Directors;
2	To approve an amendment to the Company’s Amended and Restated 2012 Omnibus Incentive Plan;
3	To approve an amendment to the Company’s Stock Ownership Participation Program;
4	An advisory vote to approve the Company’s executive compensation;
5	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and
6	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 11, 2020 will be entitled to notice of and to vote at the meeting.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials or proxy card, over the Internet, as promptly as possible. If you received only a Notice of Internet Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.

We intend to hold our annual meeting in person, however, we are monitoring coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and federal, state, and local governments. If we determine that alternative Annual Meeting arrangements are advisable or required, then we will announce our decision and post additional information on our Investor Relations website at https://www.ir.huronconsultinggroup.com. Please check this website in advance of the Annual Meeting date if you are planning to attend in person.

By Order of the Board of Directors

Ernest W. Torain, Jr.

Executive Vice President, General

Counsel and Corporate Secretary

Chicago, Illinois

March 26, 2020

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder Meeting to be

Held on May 8, 2020

The Proxy Statement and Annual Report to Stockholders are

available at www.edocumentview.com/HURN

Letter from the Independent Directors of the Board

Dear Fellow Shareholders:

We are writing to you as the independent members of the Huron board of directors. As fellow shareholders, we are committed to sustaining the alignment between Huron’s management compensation programs and the long-term interests of the Company and our shareholders. We carefully considered the feedback received from our 2018 shareholder outreach and, beginning in 2019, made certain modifications to our compensation programs to more closely align the compensation of our NEOs with our strategic plan and the interests of our shareholders. We believe these changes were well-received based on our Say on Pay proposal receiving approval of 94% of the votes cast at the 2019 annual meeting.

As outlined in more detail in the section entitled “Executive Compensation” in this Proxy Statement, our 2019 executive compensation program included a number of features that were specifically implemented to reflect shareholder feedback we received in 2018 and underscore our philosophy of aligning our incentive awards directly with our business strategy. Those features include:

•	Substantial portion of our NEO compensation is at risk with actual payouts varying based on the Company’s financial and operational performance;
•	The stock ownership multiple required for the CEO and directors is 5X;
•

In 2019, more than 84% of the equity we granted was awarded to our non-NEOs, with the largest portion awarded to managing directors and practice leaders to enhance retention and alignment with Company performance and value creation;

•	Performance share unit awards can only be earned upon achievement of pre-determined measures of three-year financial performance; and
•	The weighting of strategic measures for NEO’s target opportunity is 20%, with 60% of the defined strategic measures tied to quantifiable, pre-determined goals.

We greatly valued the feedback we received from our shareholders in 2018 and continued our outreach in 2019. During this process, we engaged with shareholders representing a significant percentage of our outstanding shares to address topics such as the evolution of our business strategy, executive compensation, corporate governance, and environmental and social issues.

The board and management remain focused on targeting superior shareholder returns through the realization of Huron’s long-term strategy of driving sustainable revenue growth, margin expansion, strategic deployment of capital and investment in our people. We believe the strategic position we have achieved over the past several years has enabled us to make substantial progress in 2019 and note the following highlights:

•	10.3% organic revenue growth and double-digit percentage increases in both adjusted EBITDA and adjusted EPS, compared to 2018;
•

Continued development of new service offerings that are responsive to the needs of our clients, both within and across our practice boundaries, focusing on opportunities where we see the most revenue growth potential and opportunity to expand margins; and

•

Our focus on investing in our people has been recognized by Consulting magazine which named Huron a ‘Best Firm to Work For’ in 2019 for the ninth year in a row and by the Human Rights Campaign which awarded Huron a perfect score on the Corporate Equality Index for the sixth year in a row.

Certain additional business results are discussed in more detail in the section entitled “Executive Compensation” in this Proxy Statement.

Our Say on Pay Proposal is found in Proposal 4 of this Proxy Statement, and the board recommends that you vote ‘FOR’ this proposal. We also invite you to consider additional information on our compensation philosophy and decisions in the section entitled “Executive Compensation” in this Proxy Statement.

We are also requesting additional shares for our Long-Term Incentive Program. We annually grant a sizable portion of equity to our managing directors. We believe this differentiates Huron’s compensation program from our competitors and underscores our pay for performance philosophy by directly aligning our managing directors with Huron’s long-term value creation. Approximately 50% of the annual bonus compensation of our practice leaders and client-facing managing directors consists of restricted stock that vests over four years and is awarded based on prior-year performance. An average of 78% of the total equity we granted in the last three years was awarded to our non-NEO managing directors. Our managing directors are critical to developing and maintaining client relationships, generating revenue and driving the overall success of Huron. We use stock both as a retention tool and an incentive to encourage behaviors that will benefit our shareholders and the Company. We ask that you vote in favor of Proposal 2.

Lastly, we are also requesting additional shares for our employee Stock Ownership Participation Program, and we ask that you vote in favor of Proposal 3. This plan provides eligible employees below the managing director level with an opportunity to purchase common stock of the Company through payroll deductions or cash contributions with a company match and, through such ownership, to promote alignment with the interests of shareholders of the Company, to stimulate their commitment to the business objectives of the Company and to maintain their motivation through the opportunity to share in the growth of the Company.

Sincerely,

H. Eugene Lockhart	George E. Massaro	John McCartney

Ekta Singh-Bushell	Debra L. Zumwalt

i

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 8, 2020

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to their shareholders over the Internet. On or about March 26, 2020, we mailed to shareholders of record on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report to Stockholders online. If you received a Notice by mail, you will not automatically receive a printed copy of our proxy materials in the mail. You may request a paper copy of our proxy materials by mail or an electronic copy by e-mail by following the instructions listed on the Notice. The Notice also contains instructions for voting over the Internet.

GENERAL INFORMATION ABOUT THE MEETING

QUORUM AND VOTING REQUIREMENTS

The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 11, 2020 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 22,852,312 shares of common stock issued and outstanding.

The proxy is solicited from the holders of record of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders of record who are present at the Annual Meeting may revoke their proxies and vote in person.

If your shares are held in a bank or brokerage account, you will receive proxy materials from your bank or broker, which will include a voting instruction form. If you would like to revoke voting instructions given to your bank or broker, you must follow its instructions. If you would like to attend the Annual Meeting and vote these shares in person, you must obtain a proxy from your bank or broker. You must request the proxy from your bank or broker; it will not automatically supply one to you.

All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

A quorum, consisting of at least one-third of shares of common stock issued and outstanding, must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes on some proposals but not others, will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a three-year term.

The board of directors has nominated H. Eugene Lockhart and James H. Roth as Class I Directors to be voted upon at the 2020 Annual Meeting. Hugh E. Sawyer and Debra Zumwalt are Class II Directors serving terms ending at the 2021 Annual Meeting. John McCartney and Ekta Singh-Bushell are Class III Directors serving terms ending at the 2022 Annual Meeting. Mr. Massaro previously notified the board of directors of his intention to retire from the board as a Class I Director at the expiration of his current term, as the Company announced on February 25, 2020. In light of Mr. Massaro’s retirement, Mr. Roth, who currently serves as a Class III Director, has been nominated to serve as a Class I Director, such that each of Class I, II and III will have an equal number of directors.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of the two nominees as Class I Directors and the other matters described herein. The board of directors knows of no reason that Mr. Lockhart and Mr. Roth might be unavailable to serve as the Class I Directors, and each has expressed an intention to serve, if elected. If Mr. Lockhart or Mr. Roth is unable to serve, the shares represented by all valid proxies will be voted “FOR” the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class I Director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, provided that a quorum is represented at the meeting. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted “FOR” the election of Mr. Lockhart and Mr. Roth as Class I Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. LOCKHART AND MR. ROTH AS CLASS I DIRECTORS.

ABOUT THE BOARD

		Class		Committees
Name	Principal Occupation		Independent	A	C	N&CG
H. Eugene Lockhart Age 70, Director since 2006	Chairman and Managing Partner of MissionOG LLC	Class I	🌑	🌑c	🌑
James H. Roth Age 62, Director since 2009	Chief Executive Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC, our principal operating subsidiary	Class I1
Not Standing for Election
Hugh E. Sawyer Age 65, Director since 2018	President and Chief Executive Officer, Regis Corporation	Class II
Debra Zumwalt Age 64, Director since 2014	Vice President and General Counsel, Stanford University	Class II	🌑		🌑c	🌑
John McCartney Age 67, Director since 2004	Non-executive Chairman, Huron Consulting Group Inc.	Class III	🌑	🌑		🌑c
Ekta Singh-Bushell Age 48, Director since 2019	Strategic adviser to DecisionGPS, LLC	Class III	🌑		🌑	🌑
Retiring at the Annual Meeting
George E. Massaro Age 72, Director since 2004	Vice Chairman, Huron Consulting Group Inc.	Class I	🌑	🌑		🌑

A – Audit Committee c – Chairman
C – Compensation Committee
N&CG – Nominating and Corporate Governance Committee

1

Mr. Roth is currently serving as a Class III Director serving a term that ends at the 2022 Annual Meeting. The board of directors has nominated Mr. Roth as a Class I Director to be voted upon at the 2020 Annual Meeting.

The below table summarizes the core competencies that our directors bring to the board. More detailed information on each of the director’s experience, qualifications, attributes and skills is more thoroughly described in the biographies following this table.

Presented below is information regarding the directors of the Company.

NOMINEES TO BOARD OF DIRECTORS

H. Eugene Lockhart Director since December 2006 Audit Committee (Chair) Compensation Committee (Member)

Professional Experience

Since October 2014, Mr. Lockhart has been the founder, Chairman and Managing Partner of MissionOG LLC, a venture capital firm with significant operational and investment experience across the financial services and payments industries. He also served as Special Adviser at General Atlantic LLC, a leading global growth investment firm, from 2012 to 2019. From 2002 until 2012, Mr. Lockhart was a venture partner at Oak Investment Partners, a venture capital firm. Through these investment firms, Mr. Lockhart has been actively involved in overseeing the management of high growth companies, including NetSpend, Argus Information, Metro Bank PLC, CLIP, DemystData, Factor Trust, Avant, BillDesk, and others. Prior leadership positions include President of Global Retail Bank at Bank of America, President and Chief Executive Officer of MasterCard International, and CEO of Midland Bank plc.

Board Service

Mr. Lockhart has served on the board of Metro Bank PLC, a public retail bank operating in the U.K., since 2011 (currently as the Chair of the risk and audit committee). During the last five years, Mr. Lockhart previously served on the board of Aaron’s, Inc., a lease-to-own retailer of furnishings, electronics and appliances, and on the board and as audit committee Chairman of RadioShack Corporation, a retail seller of consumer electronic goods and services. Additionally, Mr. Lockhart has previously served on numerous philanthropic boards, including as Chair of the Thomas Jefferson Foundation (Monticello) and as the Chairman of the Darden School Foundation at the University of Virginia.

Education

Mr. Lockhart received a B.S. in Mechanical Engineering from the University of Virginia and an M.B.A. from The Darden Graduate School of Business at the University of Virginia. In addition, Mr. Lockhart is a Certified Public Accountant, licensed in the Commonwealth of Virginia.

Individual Contributions

Mr. Lockhart brings to Huron’s board his considerable experience overseeing and growing companies in which he represents venture capital investors, his experience as chief executive officer of leading corporations, and his service on the boards of companies and foundations in such fields as healthcare, education, pharmaceuticals, and financial services. In addition, as a former executive and chairman of some of the most visible companies in the world, Mr. Lockhart contributes a broad array of contacts to Huron.

James H. Roth Director since November 2009 Chief Executive Officer of Huron Consulting Group Inc. and Huron Consulting Services LLC (July 2009)

Professional Experience

As a founding member of Huron, Mr. Roth guided and grew Huron’s Higher Education consulting practice to a position of preeminence in the industry. He has more than 35 years of consulting experience working with many of the premier research universities and academic medical centers. Under his leadership as CEO, Huron has been named by Forbes as one of the Best Management Consulting Firms for the last four years and one of America’s Best Employers in 2015 and 2016, by Consulting magazine as one of the Best Firms to Work for from 2011 through 2019, and, for eleven years in a row, Huron’s Healthcare practice was ranked in the top five of Modern Healthcare’s list of Largest Healthcare Management Consulting Firms. He served as President of Huron from March 2011 to February 2019. He also served as Vice President, Health and Education Consulting for the Company from January 2007 until July 2009. Since Huron’s inception in 2002, until he became CEO, Mr. Roth was a managing director and practice leader of the Company’s Higher Education consulting practice, which he grew into one of our largest organically grown practices within the Company.

Board Service

Mr. Roth has served on the boards of Shorelight Holdings LLC, a U.S.-based company focused on partnering with leading nonprofit universities to increase access and retention of international students and boost institutional growth since 2014, of Keypath Education Holdings, LLC, a leading provider of comprehensive marketing and enrollment management services to colleges and universities, since 2014 and Lurie Children’s Pediatric Anesthesia Associates, a Chicago-based medical group practice, since 2019. During the last five years, Mr. Roth previously served on the board of Aviv REIT, a self-administered real estate investment trust specializing in skilled nursing facilities.

Education

Mr. Roth received a B.A. in Political Science and Economics from Vanderbilt University and an M.B.A. from Southern Methodist University.

Individual Contributions

Through his distinguished career as both an officer and consultant at Huron, Mr. Roth brings to the board his hands-on perspective of the strategy and operations of institutions of higher education and academic medical centers, including their research facilities. Twice named by Consulting magazine as one of the Top 25 Most Influential Consultants, Mr. Roth contributes to the board a unique understanding of the Huron organization, the consulting business, and the businesses of our clients.

DIRECTORS NOT STANDING FOR ELECTION

John McCartney Director since October 2004 Non-executive Chairman of the Board (May 2010) Nominating and Corporate Governance Committee (Chair) Audit Committee (Member)

Professional Experience

Mr. McCartney joined the executive management team of US Robotics in March 1984 as Vice President and Chief Financial Officer. At US Robotics, he served in various executive capacities, including as Executive Vice President, International, until serving as President and Chief Operating Officer from January 1996 until its merger with 3Com Corporation in June 1997. From June 1997 to March 1998, Mr. McCartney held the position of President of 3Com Corporation’s Client Access Unit.

Board Service

Mr. McCartney has served on the boards of Datatec Limited, a public networking technology and services company, since 2007 (currently as a member of the remuneration committee and as a member of the nominations and audit, risk and compliance committees) and Transco, Inc., a Chicago-based company that provides solutions to customers in the electric utility industry, since 2011. Mr. McCartney also serves as the Board Chair of EQT, Corp., a natural gas exploration and production company and as a member of its management development, compensation and nominating and governance committees. During the last five years, Mr. McCartney previously served on the boards of Westcon Group, Inc., a specialty distributor of networking and communications equipment, Rice Energy Inc., an independent natural gas and oil company, Covance Inc., a public drug development services company, and A.M. Castle & Co., a public global distributor of specialty metal and plastic products. In addition, Mr. McCartney served as Chairman of the board of trustees of Davidson College from 2004 to 2008.

Education

Mr. McCartney received a B.A. in Philosophy from Davidson College and an M.B.A. from The Wharton School of the University of Pennsylvania.

Individual Contributions

Mr. McCartney has served as chairman and vice chairman of the boards of a number of public and private organizations, including companies with a focus on healthcare and drug development and an institution of higher education. Mr. McCartney, a former Certified Public Accountant, brings to the Huron board, and the audit committee in particular, his prior experience as chief financial officer and chief operating officer of a public company, which has enabled him to contribute to Huron’s development into a prominent consultancy. Mr. McCartney is based in Chicago, the location of Huron’s principal business offices.

Hugh E. Sawyer Director since February 2018

Professional Experience

Since April 2017, Mr. Sawyer has served as the President and Chief Executive Officer of Regis Corporation, a corporation that owns, franchises and operates beauty salons worldwide. Mr. Sawyer previously served as a managing director at Huron, beginning in January 2010, and led the Operational Improvement Service Line for Huron’s Business Advisory Practice. He has more than 35 years of experience leading operational improvements, turnarounds, mergers and acquisitions and strategic transformations for both public and private companies across a diverse group of industries. While at Huron, he served as Interim President and CEO of JHT Holdings, Inc., a provider of specialized transportation and logistics services, from January 2010 to March 2012; as the Chief Administrative Officer of Fisker Automotive Inc. (now known as Fisker Inc.), a manufacturer of hybrid electric vehicles, from January 2013 to March 2013; as Chief Restructuring Officer of Fisker Automotive from March 2013 to October 2013; and as Interim President of Euramax International, Inc., a global manufacturer of building products, from February 2014 to August 2015. Including Regis, he has served as the president or chief executive officer of nine companies, including Wells Fargo Armored Service Corporation, The Cunningham Group, Inc., National Linen Service, Inc., Aegis Communications Group, Inc., Allied Holdings, Inc., and Legendary Holdings, Inc.

Board Service

Mr. Sawyer was elected Chairman of the Board of Regis Corporation in February 2020. During the last five years, Mr. Sawyer previously served on the boards of JHT Holdings, Inc., Energy Future Competitive Holdings Company LLC and its subsidiary, Texas Competitive Electric Holdings Company LLC, and on the board of managing trustees of the Edison Mission Energy Reorganization Trust.

Education

Mr. Sawyer received a B.A. in English with honors from the University of Florida.

Individual Contributions

Mr. Sawyer has a proven history of providing transformational leadership to companies in a broad range of industries, including consumer retail, utilities, healthcare, transportation and logistics, CRM solutions and telecommunications, automotive, and real estate development. Mr. Sawyer also has an extensive governance background as a board member for numerous businesses with sophisticated constituents facing complex circumstances, and has brought this experience with him to the Huron board.

Ekta Singh-Bushell Director since May 2019 Compensation Committee (Member) Nominating and Corporate Governance Committee (Member)

Professional Experience

Ms. Singh-Bushell was the Chief Operating Officer, Executive Office at the Federal Reserve Bank of New York from 2016-2017. Prior to that, she spent over 17 years at Ernst & Young (“EY”), where she served in various leadership roles, including Global Coordinating Partner, Americas Innovation & Digital Strategy Leader, Global/Americas Tech Ops Executive, Global Information Security Officer and Northeast Advisory People Leader. During her tenure at EY she led transformations of companies across multiple industries through technological and digital change. Cranfield University nominated her to the 2017 Female FTSE Index: 100 Women to Watch, and in 2013, the Council of Urban Professionals recognized her contributions with a Catalyst Change Agent award.

Board Service

Ms. Singh-Bushell has served on the boards of NET 1 UEPS Technologies, Inc., a public financial technologies company, since 2018 (currently as Chair of the audit committee and member of the remuneration and nominating and governance committees), Designer Brands Inc., a public footwear and accessories company, since 2018 (currently as a member of the audit and nominating and governance committees), TTEC Holdings, Inc., a public consumer experience technology and services company, since 2017, and as the lead independent director of Datatec Limited, a public networking technology and services company, since 2018 (currently as a member of the audit, risk & compliance, social & ethics and nominations committees). Ms. Singh-Bushell has served as a strategic board adviser to DecisionGPS, LLC since 2015. Singh-Bushell served on the board of directors of the Asian American Federation and as the treasurer and audit committee chair from 2004 to 2014.

Education

Ms. Singh-Bushell received a Masters in Electrical Engineering & Computer Science from the University of California, Berkeley and a Bachelors of Engineering from the University of Poona, India. In addition, Ms. Singh-Bushell is a licensed Certified Public Accountant and holds advanced international certifications in governance, information systems security, and audit.

Individual Contributions

Ms. Singh-Bushell’s extensive experience managing and leading a global professional services firm, advising senior executives around the globe, and serving on public company boards from various industries, coupled with her knowledge of technology, finance, and cybersecurity, enables her to bring a broad range of capabilities to the Huron board. She also offers a unique perspective through her diverse global management expertise, age and gender diversity and proven track record working on transformations in the digital and technology space.

Debra Zumwalt Director since October 2014 Compensation Committee (Chair) Nominating and Corporate Governance Committee (Member)

Professional Experience

Since 2001, Ms. Zumwalt has been the Vice President and General Counsel of Stanford University and is in charge of the legal services provided to the University and its affiliated hospitals with combined annual revenues of over $12 billion. Ms. Zumwalt is a member of the University Cabinet and provides governance, legal and strategic advice to the boards of the University, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford, and Stanford Management Company, which manages over $27 billion in assets. Ms. Zumwalt is also a member of the board of overseers for SLAC National Accelerator Laboratory at Stanford, and a director of SUMIT Holding International, LLC, SUMIT Insurance Company Ltd. and PEAC, a holding company and insurance companies providing insurance coverage for the Stanford hospitals and physicians. From 1993 to 2001, Ms. Zumwalt was a partner at Pillsbury Winthrop LLP, where she specialized in complex civil litigation and higher education law, and served as managing partner of the Silicon Valley office and a member of the firm’s governing board. Previously, from 1987 to 1993, Ms. Zumwalt was Senior University Counsel at Stanford, responsible for advising and representing the University in connection with congressional hearings, criminal and civil investigations, negotiations and litigation matters. Prior to joining Stanford in 1987, Ms. Zumwalt worked as litigation counsel for Chevron Chemical Company and as a litigation associate for Pillsbury Winthrop LLP in San Francisco.

Board Service

Ms. Zumwalt currently serves on the board of Exponent, Inc., a public engineering and scientific consulting company and on the board of the American University of Afghanistan. Ms. Zumwalt previously served on other nonprofit boards in education and legal services.

Education

Ms. Zumwalt received a B.S. in Political Science from Arizona State University and a J.D. from Stanford Law School.

Individual Contributions

Given the many roles she serves in connection with her position as chief legal officer of a university with two affiliated hospitals, Ms. Zumwalt is uniquely qualified to share with the Huron board her experience with navigating the challenges faced by both higher education and healthcare organizations. Ms. Zumwalt also contributes to the Huron board a perspective on the law and governance through her background as a former partner of a well-renowned law firm and her current membership on the boards of corporate and academic organizations.

DIRECTOR INDEPENDENCE

Our board of directors makes an annual determination regarding the independence of each of our directors. The board also makes this determination for new director nominees. The board of directors has determined that each of Messrs. Lockhart, Massaro, McCartney, Ms. Zumwalt and Ms. Singh-Bushell is “independent” as defined in the applicable listing standards of The NASDAQ Stock Market Inc. (“NASDAQ”). In making its determination, the board of directors considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director or any material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company). In determining that Ms. Zumwalt is independent, the board of directors conducted a thorough review of payments made by Stanford University, which employs Ms. Zumwalt, to the Company for consulting services provided by the Company. After taking into consideration that revenues from Stanford University comprised 0.08% of Huron’s revenues for the year 2019, 0.14% of Huron’s revenues for the year 2018 and 0.12% of Huron’s revenues for the year 2017, the board of directors determined that this relationship would not interfere with Ms. Zumwalt’s exercise of independent judgment in carrying out her responsibilities as a director. Mr. Sawyer previously served as a managing director at Huron, beginning in January 2010, and led the Operational Improvement Service Line for Huron’s Business Advisory Practice until 2017, and, therefore, is not deemed independent.

CORPORATE GOVERNANCE

BOARD COMPOSITION, LEADERSHIP STRUCTURE AND RISK OVERSIGHT

BOARD COMPOSITION

The Nominating and Corporate Governance Committee, in conjunction with the Chair and the full board, is actively evaluating the future composition of the board in light of the age, tenure and experience of its current members. This multi-year refresh process is intended to ensure that the board has the best mix of knowledge, skills and business acumen, derived from high quality professional experience, to evaluate and support the Company’s strategy going forward. The Nominating and Corporate Governance Committee believes that its current directors, several of whom have extensive experience leading and managing professional service businesses, provide significant insight into the Company and its operations and provide valuable contributions to the board. The Committee also recognizes the potential benefits of the fresh perspectives that highly qualified new directors might bring to the board.

The Nominating and Corporate Governance Committee will consider a variety of factors as it works to enhance the composition of the board, increase diversity, reduce average tenure and ensure structured and orderly board succession through a process of both board member additions and retirements. As a result, during the next several years, the board may occasionally expand or contract as the refresh process is executed. It is the expressed desire of the board that it continue to remain relatively small in number and composed principally of non-executive directors.

The Nominating and Corporate Governance Committee will consider as director candidates qualified individuals recommended by stockholders through the process described below and, although it has not done so in the past, may consider candidates identified by professional search firms.

BOARD LEADERSHIP

Huron formally separated the roles of chairman of the board and chief executive officer in 2010. Our Non-executive Chairman is John McCartney and our Chief Executive Officer is James H. Roth. As Non-executive Chairman, Mr. McCartney, in consultation with Mr. Roth, develops the agendas for board meetings, determines the appropriate scheduling for board meetings, assesses the quality, quantity and timeliness of information provided from management to the board, assists the Nominating and Corporate Governance Committee in monitoring and implementing our Corporate Governance Guidelines and otherwise takes steps to ensure that the board is acting in the long-term best interests of the Company. Mr. McCartney also chairs executive sessions of the board. In addition, George E. Massaro serves as Vice Chairman. As noted above, Mr. Massaro is retiring from the board at the end of his current term.

The board has determined that our current board leadership structure is appropriate for the Company, as it believes the separation of powers is beneficial for our organization.

RISK OVERSIGHT

One of the board’s responsibilities is to review the adequacy of the Company’s systems for compliance with all applicable laws and regulations, for safeguarding the Company’s assets and for managing the major risks it faces. The board executes its responsibility for risk management directly and through its committees in a variety of ways, including the following:

BOARD MEETINGS AND COMMITTEES

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings, and by the actions of its committees. During 2019, the board of directors held eleven meetings.

During 2019, each board member attended at least 75% of the aggregate number of board meetings and meetings of all the committees on which the director served. Although the Company does not have a formal policy regarding director attendance at our annual meetings, we encourage directors to attend. All of the directors except Mr. Edwards, who retired from the Board at the end of his term at the 2019 annual meeting, attended the 2019 Annual Meeting of Stockholders.

The board of directors operates in part through its three committees: Audit, Compensation, and Nominating and Corporate Governance. All committee members are “independent” as defined in the applicable listing standards of NASDAQ. In addition, all Compensation Committee members are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “1934 Act”) and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). All Audit Committee members meet the criteria for independence set forth in SEC Rule 10A-3(b)(1). A detailed discussion of each committee’s mission, composition and responsibilities is contained within the committee charters available in the Investor Relations section of the Company’s web site at www.huronconsultinggroup.com.

Audit Committee

The Audit Committee responsibilities include overseeing our accounting and financial reporting processes, the audits of our financial statements, and the Company’s internal controls over financial reporting. The Audit Committee is also responsible for the appointment, compensation, retention, oversight and evaluation of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing audit, review or attest services for us. As such, the Audit Committee approves audit and permitted non-audit services and applicable fees. The Audit Committee met eight times in 2019. The members of the Audit Committee are Messrs. Lockhart (Chair), McCartney and Massaro. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that each of Messrs. Lockhart, McCartney and Massaro is an “audit committee financial expert,” as defined by the applicable securities regulations, and that each member of the Audit Committee satisfies the applicable NASDAQ listing standards for audit committee membership.

The Report of the Audit Committee for the fiscal year ended December 31, 2019 appears below under the caption “PROPOSAL 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM—Report of the Audit Committee.”

Compensation Committee

Pursuant to its charter, the Compensation Committee responsibilities include overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors, each of which the Compensation Committee reviews annually and makes changes as it deems appropriate. The Compensation Committee met eight times in 2019. The members of the Compensation Committee are Ms. Zumwalt (Chair), Mr. Lockhart and Ms. Singh-Bushell.

Management assists the Compensation Committee in the performance of its duties as described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Management.” In addition, during 2019, the CEO participated in all of the Compensation Committee’s meetings and in all of the executive sessions, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives. The Committee engaged the firm of Pay Governance LLC as its outside compensation advisor to assist the Committee in the execution of its charter. The support provided by the advisor is described in more detail below under “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Role of Compensation Advisor.” The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION—Compensation Committee Report.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee responsibilities include identifying and recommending to the board of directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Nominating and Corporate Governance Committee met four times in 2019.

The members of the Nominating and Corporate Governance Committee are Mr. McCartney (Chair), Mr. Massaro, Ms. Zumwalt and Ms. Singh-Bushell.

Directors may be nominated by the board of directors or by stockholders in accordance with the bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The Nominating and Corporate Governance Committee reviews the person’s judgment, experience, independence, understanding of the Company’s business or other related industries, and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The Nominating and Corporate Governance Committee selects qualified candidates and reviews its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.

If the Nominating and Corporate Governance Committee receives a nominee recommendation in accordance with the rules of the SEC from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate, and whether the Nominating and Corporate Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, the Company’s bylaws permit stockholders to nominate directors at a stockholders’ meeting. To make a director nomination at the annual meeting, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “SUBMISSION OF STOCKHOLDER PROPOSALS” below. Notices should be sent to: Corporate Secretary, Huron Consulting Group Inc., 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@huronconsultinggroup.com. In either case, the notice must meet all of the requirements contained in the bylaws.

DIRECTOR RESIGNATION POLICY

The Company’s Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than “for” his or her election shall promptly tender his or her resignation to the board of directors following certification of the election results, subject to acceptance by the board of directors. For purposes of this policy, (i) an “uncontested” election is one in which the number of persons properly nominated for election as directors as of the date that is ten (10) days before the record date for determining stockholders entitled to notice of or to vote at such meeting is not greater than the number of directors to be elected, and (ii) broker non-votes will not be counted as either votes “withheld” from or “for” such person’s election.

The Nominating and Corporate Governance Committee shall make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The board of directors shall determine whether to accept or reject the tendered resignation, or whether other action should be taken, in its sole discretion, and publicly disclose its decision regarding the tendered resignation within ninety (90) days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation and the board of directors in making its decision may each consider any factors or other information that they consider appropriate and relevant.

If any director’s resignation is not accepted by the board of directors, such director shall continue to serve until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. If a director’s resignation is accepted by the board of directors pursuant to this policy, then the board of directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2 of Article III of the bylaws of the Company or may decrease the size of the board of directors pursuant to Section 1 of Article III of the bylaws of the Company.

DIVERSITY OF BOARD SKILLS AND EXPERIENCE

Huron does not have a formal policy on board member diversity. The Nominating and Corporate Governance Committee, in discussing board composition, has focused on diversity of experience in relation to the development of the business, and believes it should reflect over time a diversity of gender, race, ethnicity and age, although the committee follows no strict criteria when making decisions. In addition to the considerations mentioned above under the “Nominating and Corporate Governance Committee” section, the Nominating and Corporate Governance Committee seeks candidates with prior management experience, experience on public company boards and in relevant industries.

COMPENSATION OF DIRECTORS

The Huron non-employee director compensation program is designed to enhance our ability to attract and retain highly qualified directors and to align their interests with the long-term interests of our stockholders. The program consists of both a cash component, designed to compensate non-employee directors for their service on the board and its committees, and an equity component, designed to align the interests of non-employee directors and stockholders. Mr. Roth receives no compensation for his service on the board.

Effective as of July 1, 2016, the director compensation program is comprised of the following elements:

Compensation Element	Compensation
Annual cash retainer	Non-executive Chairman - $235,000 Vice Chairman - $85,000 Other non-employee directors - $60,000
Annual restricted stock grant	$170,000 in the form of restricted stock (1)
Initial grant to a new non-employee director	Restricted stock grant equal to $200,000 (2)
Annual committee chairperson retainer	Audit - $15,000 Compensation - $15,000 Nominating and Corporate Governance - $10,000 (3)
Board and committee meeting fee	$1,000 per meeting (3) (4)
Stock ownership requirement	Non-employee directors are expected to own Huron stock equal to five times the annual cash retainer of $60,000

(1)

Granted on the date of the Company’s annual meeting and priced based upon the closing stock price on the date of grant which vests ratably over 12 quarters. If a new non-employee director joins the board after the Company’s annual meeting, the award is prorated as follows:

•	If the new director joins within six months of the Company’s annual meeting, the director will receive half of the annual grant.
•	If the new director joins over six months after the Company’s annual meeting, no grant will be made.

(2)	Will vest ratably over 12 quarters.

(3)	The Chairman of the board does not receive board, committee chair or committee meeting fees.

(4)	All directors are reimbursed for out-of-pocket expenses for attending board and committee meetings.

Directors are eligible to participate in our deferred compensation plan, which is described under the caption “EXECUTIVE COMPENSATION—2019 Nonqualified Deferred Compensation.” One director participated from 2013 through 2018, and a second director elected to participate beginning in 2015.

DIRECTOR COMPENSATION TABLE

The following table summarizes the fees paid and the aggregate grant date fair value of shares granted to each of the non-employee directors in 2019. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Compensation Earnings ($)(2)	Total ($)
James D. Edwards (6)	43,000	0	—	43,000
H. Eugene Lockhart (3)	97,000	169,983	—	266,983
George E. Massaro (3)	98,000	169,983	—	267,983
John McCartney (3)(4)	235,000	169,983	161,360	566,343
John S. Moody (7)	72,000	169,983	—	241,983
Hugh E. Sawyer (3)	71,000	169,983	—	240,983
Ekta Singh-Bushell (5)	33,000	370,004	—	403,004
Debra Zumwalt (3)	95,000	169,983	98,136	363,119

(1)

This column represents the aggregate grant date fair value of shares granted to our directors in 2019. Grant date fair value is based on the closing price of Huron stock on the day of grant. Each of these grants vests ratably over the 12 calendar quarters following the grant.

(2)

The amount in this column represents investment gains in the deferred compensation plan. Huron does not offer a pension plan. The amount shown above represents that portion of the account earnings that exceeded the SEC benchmark “market” rate equal to 120% of the long-term applicable federal rate (based on the average rate for 2019 of 3.04%). For 2019, the actual earnings for Mr. McCartney and Ms. Zumwalt were $201,105 and $121,494, respectively.

(3)	At December 31, 2019, each of Messrs. Lockhart, Massaro, McCartney, and Ms. Zumwalt held 5,952 shares of restricted common stock and Mr. Sawyer held 7,680 shares of restricted common stock.
(4)	Mr. McCartney has access to office space at the Company’s principal business offices in Chicago. The Company does not incur any incremental costs in connection with the provision of this office space.
(5)

Ms. Singh-Bushell was elected to the board on May 3, 2019. The amount reported in the stock awards column for Ms. Singh-Bushell includes the aggregate grant date fair value of the new director restricted stock award granted to her upon her election to the board. At December 31, 2019, Ms. Singh-Bushell held 6,241 shares of restricted common stock.

(6)	The shares reflected are as of May 3, 2019 at which time Mr. Edwards retired from the board at the end of his term at the conclusion of the 2019 Annual Meeting of Stockholders held on May 3, 2019.
(7)	The shares reflected are as of August 30, 2019 at which time Mr. Moody retired from the board effective August 30, 2019.

EXECUTIVE OFFICERS

The Company’s executive officers are as follows:

Name	Age	Position
James H. Roth	62	Chief Executive Officer and Director
C. Mark Hussey	59	President and Chief Operating Officer
John D. Kelly	44	Executive Vice President, Chief Financial Officer and Treasurer
Ernest W. Torain, Jr.[2]	55	Executive Vice President, General Counsel and Corporate Secretary

2

Effective March 1, 2020, Ernest W. Torain, Jr. was appointed Executive Vice President, General Counsel and Corporate Secretary succeeding Diane E. Ratekin who transitioned to the role of Advisor to the Board of Directors and the successor General Counsel.

James H. Roth’s biographical information is provided above under the caption “Nominees to Board of Directors.”

C. Mark Hussey was appointed President of Huron in February 2019 and was appointed Chief Operating Officer of Huron in February 2014. He served as an Executive Vice President from July 2011 until February 2019. He had served as Chief Financial Officer from July 2011 until January 2017, and served as Huron’s Treasurer from July 2011 until February 2016. Prior to joining Huron, from 2002 to 2011, Mr. Hussey served as Chief Financial Officer at Crosscom National, LLC, a privately held professional IT services organization deploying and servicing in-store technology solutions for large, national retailers. In that role, he was responsible for all finance and administrative functions for the company. Prior to that, from 2000 until 2002, he served as Executive Vice President and Chief Financial Officer, North America, at Information Resources, Inc. During his career, Mr. Hussey has held senior finance, accounting and investor relations positions at entities such as EZLinks Golf, Inc., Dominick’s Finer Foods, Inc., and the Quaker Oats Company. Mr. Hussey received a B.S. in Accountancy from the University of Illinois, Urbana-Champaign and an M.B.A. in Finance from the University of Chicago Graduate School of Business. He holds professional designations as a Chartered Financial Analyst, Certified Management Accountant, and Certified Public Accountant.

John D. Kelly was appointed Executive Vice President and Chief Financial Officer of Huron effective January 3, 2017. He has served as Huron’s Treasurer since February 2016. He had served as Chief Accounting Officer of Huron from February 2015 until January 2017, and had served as Corporate Vice President from November 2012 until his appointment as Executive Vice President. Previously, Mr. Kelly had served as Controller of Huron from November 2012 until February 2015, and prior to that served as Assistant Controller from October 2009. Mr. Kelly served as Huron’s Assistant Treasurer from February 2015 until February 2016. Prior to joining Huron’s Finance and Accounting department, Mr. Kelly was a Director in the Company’s Disputes and Investigations practice for three years, serving clients in the manufacturing and services industries. Before he joined the Company in December 2006, Mr. Kelly had held several positions within Deloitte & Touche’s Assurance and Advisory Services group, most recently as a Senior Manager. He received both a B.S. and M.S. in Accounting from the University of Notre Dame. Mr. Kelly is a Certified Public Accountant (Illinois). Commencing in February 2020, Mr. Kelly was appointed as a member of the Board of Directors of Shorelight Holdings LLC.

Ernest W. Torain, Jr. was appointed Executive Vice President, General Counsel and Corporate Secretary effective March 1, 2020. Before joining Huron, from September 2010 to February 2020, Mr. Torain was in-house counsel at Illinois Tool Works Inc. (ITW), a public manufacturer of industrial equipment, in a variety of roles, most recently serving as Associate General Counsel. At ITW, Mr. Torain counseled business executives in a variety of areas, including mergers and acquisitions, litigation, intellectual property and general commercial matters. Prior to joining ITW, he spent more than six years at Vedder Price P.C., from 2004-2010, where he was a shareholder in the firm’s securities and capital markets practice. Prior to Vedder Price, Mr. Torain was a partner at Katten Muchin Rosenman LLP from 2001-2004 in the firm’s securities and M&A practices. He received his J.D. from the University of Michigan Law School and received his A.B. in economics from Dartmouth College. He is a member of The Executive Leadership Council and The Economic Club of Chicago. He also served as a member of the steering committee for the ITW African American Network.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the 1934 Act, the Company’s directors, executive officers and persons who beneficially own 10% or more of our common stock (the “Section 16 Reporting Persons”) are required to report their initial ownership of common stock and subsequent changes in that ownership to the SEC. Section 16 Reporting Persons are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon our review of forms filed by the Section 16 Reporting Persons pursuant to the 1934 Act, we identified one late filing in 2019 by Ekta Singh-Bushell, one of Huron’s directors.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of our common stock;
•	each of our named executive officers;

•	each member of our board of directors; and
•	all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Beneficial Ownership
Name of beneficial owner (1)	Shares	%
Beneficial owners of 5% or more:
Wellington Management Group LLP (2)	3,021,188	13.19
The Vanguard Group, Inc. (3)	2,093,294	9.13
BlackRock, Inc. (4)	1,600,166	7.00
Dimensional Fund Advisors LP (5)	1,318,738	5.76
T. Rowe Price Associates, Inc. (6)	1,186,058	5.10
Directors and Executive Officers:
C. Mark Hussey (7)	87,187	*
John D. Kelly (8)	27,441	*
H. Eugene Lockhart (9)	29,923	*
George E. Massaro (10)	18,479	*
John McCartney (11)	63,500	*
James H. Roth (12)	229,734	1.01
Hugh E. Sawyer (13)	20,752	*
Ekta Singh-Bushell (14)	7,488	*
Ernest W. Torain, Jr.	0	*
Debra Zumwalt (15)	17,171	*
All directors and executive officers as a group (10 persons) (16)	501,675	2.20

*	Indicates less than 1% ownership.

(1)

The principal address for each of the stockholders, other than Wellington Management Group LLP, The Vanguard Group, Inc., BlackRock, Inc., Dimensional Fund Advisors LP and T. Rowe Price Associates, Inc., listed below is c/o Huron Consulting Group Inc., 550 West Van Buren Street, Chicago, Illinois 60607.

(2)

The principal address of Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210. The shares are owned by Wellington Management Group LLP and the following subsidiaries of Wellington Management Group LLP: Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Information regarding beneficial ownership of our common stock by Wellington Management Group LLP is included herein in reliance on a Schedule 13G/A filed with the SEC on January 27, 2020.

(3)

The principal address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The shares are owned by The Vanguard Group, Inc. and the following subsidiaries of The Vanguard Group, Inc.: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Information regarding beneficial ownership of our common stock by The Vanguard Group, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 12, 2020.

(4)

The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The shares are owned by the following subsidiaries of BlackRock, Inc.: BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC. Information regarding beneficial ownership of our common stock by BlackRock, Inc. is included herein in reliance on a Schedule 13G/A filed with the SEC on February 5, 2020.

(5)

The principal address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Information regarding beneficial ownership of our common stock by Dimensional Fund Advisors LP is included herein in reliance on a Schedule 13G/A filed with the SEC on February 12, 2020.

(6)

The principal address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. Information regarding beneficial ownership of our common stock by T. Rowe Price Associates, Inc. is included herein in reliance on a Schedule 13G filed with the SEC on February 14, 2020.

(7)	Includes 15,647 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 35,514 shares of restricted common stock.

(8)	Includes 21,768 shares of restricted common stock.

(9)	Includes 4,938 shares of restricted common stock.

(10)	Includes 4,938 shares of restricted common stock.

(11)	Includes 4,938 shares of restricted common stock, as well as 1,259 shares held by a wholly-owned limited liability company of which Mr. McCartney is the sole owner.

(12)

Includes 70,746 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 33,518 shares of restricted common stock, as well as 3,855 shares held by a family limited liability company.

(13)	Includes 6,511 shares of restricted common stock.

(14)	Includes 5,617 shares of restricted common stock.

(15)	Includes 4,938 shares of restricted common stock.

(16)

Includes an aggregate of 86,393 shares issuable upon exercise of options held by members of the group that are exercisable currently or within 60 days of the Record Date, as well as 122,680 shares of restricted common stock held by the Directors and Executive Officers listed above.

CORPORATE SOCIAL RESPONSIBILITY

As a company, one of our greatest commitments to strengthening our communities is through the work we do each day. From healthcare and life sciences to education institutions and numerous not-for-profit organizations, we serve hundreds of mission-driven businesses that are focused on making the world a better place. Through our work to help clients transform and deliver high quality services, we are supporting their unique missions, which have broad scope beyond the communities and economies in which they operate. These efforts are integrally aligned with our values-driven culture that also embraces our role in strengthening our people, the environment and the communities we serve. We are deeply committed to the ongoing evolution of our business as we expand our programs and initiatives to support a more sustainable future.

Investing in our People

Our people are our greatest asset and our success as a company depends on our ability to attract, engage, develop and retain talent. As we have grown to 3,750 full-time employees as of December 31, 2019, we have worked to provide career opportunities that enable innovation, creativity and high-value skill sets. We continue to evolve our training, certification and performance management programs and tools to unlock each employee’s potential and provide the necessary skills to thrive now and in the future. For example, in 2019, we redefined the employee experience with the introduction of our talent and culture framework that provides a more robust and personalized employee journey enabling our people to meaningfully advance in their careers at their own pace and aligned to their professional development goals. We are also committed to providing fair and equitable compensation to all of our employees. To that end, we regularly review our pay to ensure that it is market competitive, and we also conduct internal reviews to monitor that pay is equitable among employees performing similar jobs. In addition, we have robust processes in place to ensure that starting pay and pay changes that occur at transition points, such as promotions, are commensurate with peers with similar skill sets and experience.

Fundamental to our values is a workplace that embraces diversity and inclusion. In 2019, for the sixth year in a row, we were recognized by the Human Rights Campaign Foundation for receiving a perfect score of 100 on the Corporate Equality Index and the designation as a Best Place to Work for LGBTQ Equality. And, for the ninth year in a row, Consulting magazine named Huron a ‘Best Firm to Work For,’ recognizing our strong commitment to our people, our values, our clients and the communities we serve.

In 2019, our Diversity and Inclusion Council, which was founded in 2011, along with our employee resource groups known as iMatter teams, hosted a series of events aimed at raising awareness on important issues, building a sense of community within Huron and celebrating what makes our colleagues unique. Among these events was our inaugural “Women in Leadership Summit,” which is designed to empower, influence, connect, inspire and encourage our female employees.

Impacting the Communities We Serve

We are committed to encouraging and supporting the passion our people have for service through our philanthropic program, Huron Helping Hands. Our efforts combine employee-driven causes, corporate-led events and a gift matching program. In 2019, our employees logged over 16,000 community service hours and sponsored over 110 charitable events. Huron also received almost 700 gift matching requests from employees who are actively giving back to their communities and the causes that are important to them.

Since 2011, we have held an annual, company-wide Day of Service where employees participate in volunteer activities in their local communities. In 2019, our Day of Service event saw record participation with more than 2,100 employees volunteering in over 140 projects in 60 locations around the globe. Sixty-eight percent of our employees spent their day participating in meaningful activities, including mentoring young people to improve their literacy, beautifying parks and neighborhoods to preserve our natural areas, and providing families in need with access to food and shelter. We are also proud of our longstanding partnerships with mission-driven organizations such as the American Heart Association and Ladder Up, a nonprofit organization that provides free tax return preparation and other financial resources to residents in underserved communities.

Managing Sustainably and Responsibly

We recognize the importance of meeting the needs of our clients, our people, our shareholders and our communities in an environmentally sustainable manner. Our Sustainability Council is committed to helping us promote environmentally friendly business practices and reduce our carbon footprint. In 2019, we launched our “Bring It Huron” initiative, which is focused on reducing paper use, improving our recycling efforts, and promoting sustainable practices across all of our offices and project sites. We will continue to build on our progress and expand our “Bring It Huron” campaign in 2020 to further reduce our waste footprint, including with this proxy statement, which we have initially furnished over the internet to reduce our paper usage.

Our Code of Business Conduct and Ethics highlights our ethical way of doing business and sets the expectation for all employees to comply with the laws, rules and regulations that apply to our business and abide by the highest standards of business conduct. We are committed both in culture and in practice to protecting the privacy and data of everyone with whom we interact, from our clients to our employees, and doing so in compliance with the data protection laws where we operate around the world. We have an enterprise-wide privacy program that incorporates best practices and cybersecurity controls aligned with industry standards that are designed to protect our client’s data and our own.

To learn more about our corporate social responsibility efforts, visit our website at https://www.huronconsultinggroup.com/company/corporate-social-responsibility. Please note the information presented on our website is not part of our proxy solicitation materials.

STOCKHOLDER COMMUNICATIONS POLICY

The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

Huron Consulting Group Inc.

550 West Van Buren Street

17th Floor

Chicago, Illinois 60607

E-mail messages should be sent to corporatesecretary@huronconsultinggroup.com.

A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.

Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the compensation of persons who appear in the Summary Compensation Table (who we refer to collectively throughout this Proxy Statement as our “named executive officers” or “NEOs”).

SECTION 1 — EXECUTIVE SUMMARY

Huron is a global consultancy that collaborates with clients to drive strategic growth, ignite innovation and navigate constant change. Through a combination of strategy, expertise and creativity, we help clients accelerate operational, digital and cultural transformation, enabling the change they need to own their future. By embracing diverse perspectives, encouraging new ideas and challenging the status quo, we create sustainable results for the organizations we serve.

Named Executive Officers

Huron’s named executive officers are responsible for our Company-wide business operations and setting overall strategy of the organization. During 2019, Huron’s named executive officer team consisted of the following individuals:

•  Mr. Roth, Chief Executive Officer.[3]

•  Mr. Hussey, President and Chief Operating Officer.[4]

•  Mr. Kelly, Executive Vice President, Chief Financial Officer and Treasurer.

•  Ms. Ratekin, Executive Vice President, General Counsel and Corporate Secretary.[5]

This Compensation Discussion and Analysis describes our NEO compensation program. However, our biggest asset is our approximately 3,800 employees who partner directly with our clients to drive transformational change. For this reason, more than 84% of the equity that we awarded in 2019 was granted to non-NEOs, with the largest emphasis on our practice leaders and managing directors.

Business Strategy

Our business strategy is to be the premier transformation partner for our clients. Through our integrated capabilities in strategy, operations, and technology, we help organizations face rapid and disruptive change. To ensure the success of our business strategy and our ability to deliver sustained value to our shareholders, Huron focuses on:

•  Enabling organizations to lead through transformational change by providing integrated offerings built on the strength of our industry knowledge.

•  Delivering high-value, quality services to our clients to support their comprehensive needs, from strategy development to execution.

•  Broadening and strengthening our capabilities to continue to best serve our clients while maintaining and growing our deep industry expertise.

•  Attracting, retaining, and motivating high caliber employees with diverse perspectives and experience levels, and strong subject matter, functional and/or technical expertise.

•  Supplementing organic growth by successfully identifying, executing and integrating acquisitions that expand our current market offerings and deepen our industry expertise or broaden our capabilities to best serve our clients’ needs.

•  Committing to making an impact on the communities in which we live and work and taking action for a more sustainable future.

3	Mr. Roth also served as President until February 2019.
4	Mr. Hussey was appointed President in February 2019.
5

In connection with her retirement, Ms. Ratekin and the Company entered into a Transitional Retirement Agreement on September 12, 2019. Effective March 1, 2020, Ms. Ratekin transitioned to the role of Advisor to the Board of Directors and will serve in that role through April 1, 2021. Effective March 1, 2020, Ernest W. Torain, Jr. was appointed Executive Vice President, General Counsel and Corporate Secretary.

Compensation Strategy

Our compensation philosophy has three key elements:

•  Motivate and reward performance that is in the long-term best interests of shareholders.

•  Deliver competitive total compensation generally targeted at the median of our peer group (+/-15%).

•  Place a substantial portion of the compensation of our named executive officers at risk; actual payouts should vary based on the Company’s financial and strategic performance. The performance measures that determine our incentive awards, as approved annually by the Compensation Committee, are directly aligned with our business strategy and drive shareholder value.

Business Results

The Company’s financial and strategic performance determines the majority of our NEOs’ compensation.

2019 business results were as follows[6]:

•  In 2019, we continued to execute against our enterprise-wide strategy to drive sustainable organic growth and margin expansion over time. We invested in areas of our business focused on growth, collaboration and efficiency, including investing in new service lines to strengthen and expand our offerings.

•  We continued to evolve our strategic planning process and investment allocation strategy to accelerate our ability to execute and more aggressively strengthen our competitive position. To further support these objectives, we enhanced our performance management process at the practice leader and managing director levels to more closely align individual measures with our enterprise-level strategic objectives.

•  The Compensation Committee set the 2019 NEO compensation targets to align with the Company’s plan for expanding margins based on its revenue growth and efficiency-focused initiatives at the practice level and the continued leveraging of corporate SG&A expenses.

•  Net revenues were $876.8 million in 2019, compared to $795.1 million in the prior year, achieving 10.3% organic revenue growth year-over-year.

•  Adjusted EBITDA margin was 12.0% in 2019, compared to 11.4% in 2018.

•  Adjusted Diluted EPS was $2.74 in 2019, compared to $2.08 in 2018, driven by organic growth across all three operating segments and a lower effective tax rate.

•  While there continues to be intense competition for talent, we believe we have been successful at retaining our revenue-generating professionals and creating an attractive platform to recruit new talent. We have also benefited from the use of equity to retain our managing directors.

6

In the discussion of the Company’s 2019 performance, the Compensation Committee discusses certain of Huron’s results of operations using non-GAAP financial measures, which are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report on Form 10-K”), Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations under the subheading “Non-GAAP Measures.” These non-GAAP financial measures include adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS. EBITDA is defined as net income (loss) from continuing operations before interest, income tax expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted by adding back restructuring charges, litigation and other gains and losses, transaction-related expenses, and foreign currency transaction gains and losses. Adjusted EBITDA margin is adjusted EBITDA expressed as a percentage of net revenues. Adjusted diluted EPS is defined as diluted earnings (loss) per share from continuing operations adjusted by adding back the same items as adjusted EBITDA, in addition to amortization of intangible assets, non-cash interest on convertible notes, all on a tax effected basis, as well as one-time tax benefits.

Impact of Results on NEO Compensation

Our compensation philosophy and incentive plan design strive to incentivize management by aligning their interests with those of our shareholders. We made a number of changes to our executive compensation program for 2019 to further align executive pay with shareholder value and evolving best practices. In 2019, approximately 77% of total direct compensation for our Chief Executive Officer, and approximately 68% on average for our other NEOs, was performance-based and not guaranteed. The graphs below illustrate this performance-based mix of pay components.

In 2019, we were able to achieve a number of our annual incentive goals, including outperforming our Organic Revenue Growth goal. As a result, our NEOs earned 130% of their target annual incentive awards. However, our performance-based long-term incentive awards eligible to vest in 2019 were not earned, resulting in our NEOs not realizing their full target equity award values. For 2019, our CEO realized 68% of his target pay, and on average our other NEOs realized 72% of their target pay.

Our executive compensation program is designed to align with shareholder value. This is reflected in a comparison of Mr. Roth’s target and realizable compensation. The graph below illustrates the target compensation opportunity provided to Mr. Roth from 2015-2019, the compensation he has earned, and the compensation he still has the potential to earn over this same period (LTI At-Risk). The realizable compensation values are compared with our TSR performance over the same period.

Realizable pay includes salary, actual annual incentive earned, and equity incentives earned or remaining eligible to be earned, valued at the December 31, 2019 share price, which increased 34% over the 2018 year-end share price. Seventy percent of our NEOs’ LTI opportunity is at-risk. Beginning with the LTI grants in 2018, these at-risk awards are only eligible to be earned if the Company achieves rigorous predetermined Adjusted Diluted EPS and Revenue Growth goals over a three-year performance period. 2018 and 2019 at-risk LTI is eligible to be earned after the completion of the 2018-2020 and 2019-2021 performance cycles, respectively, based on actual results. The value of these awards will depend on the portion, if any, earned and the share price at that time.

(1)	Target Pay reflects the sum of the target compensation levels, including base salary, target annual incentive and the grant date fair value of equity provided in 2015, 2016, 2017, 2018 and 2019.

(2)

Realizable Pay reflects the sum of actual base salary paid, actual annual incentive paid, and the value of long-term incentive awards granted in 2015, 2016, 2017, 2018 and 2019. “Vested LTI” includes all time-based RSUs that were vested and the portion, if any, of performance-based RSUs that were vested as of 12/31/19. “LTI At-Risk” includes time-based and performance-based RSUs that were not vested as of 12/31/19, assumed at target. All equity is valued at the $68.72 share price as of 12/31/19. Specifically for the PSUs:

(a)	The performance-based awards granted in 2015 were forfeited.

(b)	The performance-based awards granted in 2016 had two tranches. The 2016 tranche vested at 55%. The second tranche was forfeited, resulting in a total payout of 25% of the target award value.

(c)	The 2017 and 2019 tranches of the 2017-2019 performance-based awards were forfeited.

(d)

The 2018-2020 and 2019-2021 awards are shown at target as these awards are subject to three-year performance cycles that have not been completed. In order for these awards to be earned, the Company must achieve significant growth in Adjusted Diluted EPS and revenue.

SECTION 2 - COMPENSATION PROGRAM OVERVIEW

Huron’s executive compensation program is structured to align executive pay with Company performance. We strive to provide compensation to motivate and reward performance that is in the long-term best interests of our shareholders. We define performance as a blend of:

•	Delivering value to shareholders;
•	Achieving financial performance in comparison to pre-established financial goals; and
•	Attaining strategic initiatives that we believe are critical to future value creation.

	What We Do		What We Do Not Do
✓	Provide competitive target pay opportunity - with a significant majority at-risk and based on objective financial performance measures	✗	Provide excise tax gross-ups
✓	Provide only double-trigger benefits in a change of control event	✗	Allow any hedging or pledging of Huron stock
✓	Annually review our programs for inappropriate risk	✗	Allow stock grants to be “timed” or awards to be repriced
✓

Maintain robust, competitive stock ownership guidelines, including an increase for 2019 to 5X for the CEO and directors, and a requirement that 60% of after tax shares be held until the guidelines are met

		✗	Provide executive perquisites not commonly available to the broader Huron employee population
✓	Maintain a clawback policy providing for recoupment of incentive-based compensation if payouts were based on misstated financial results
✓	Retain an independent compensation consultant to the board

Shareholder Outreach

We engage with our shareholders on a regular basis throughout the year on a number of factors, including our business strategy, executive compensation, corporate governance, and environmental and social issues. Throughout 2019, we engaged with shareholders representing a significant percentage of our outstanding shares. These conversations primarily focused on the evolution of the company strategy, our executive compensation program, the ongoing diversity and refresh of the board of directors, and environmental, social and governance factors. In our discussions with shareholders during 2019, shareholders generally indicated their support for our current executive compensation program.

Our current executive compensation program includes a number of features that were specifically implemented for 2018 and 2019 to reflect shareholder feedback received during 2018. Changes for 2019 and the feedback that influenced them, which we shared in last year’s CD&A, include:

	Shareholders Expressed Concern About		What We Did
•	CEO LTI opportunity increased in 2017, while stock price underperformed	•

We reduced the CEO’s LTI opportunity from 300% of base salary to 225% of base salary in 2019, while continuing to make the award payable in equity. The ultimate value of realizable pay is tied to share price performance, with 70% delivered in performance-based units that can only be earned if pre-set three-year financial goals are achieved.

		•	In addition, we adopted a cap on annual incentive payouts - if TSR is not positive, the NEOs may not earn better than target payout.

	Shareholders Expressed Concern About		What We Did
•	The minimum required stock holdings for the CEO and directors should be raised	•

We increased the stock ownership multiple required for the CEO and directors in 2018 - from 3X to 5X - to further align them with longer term share price performance. Mr. Roth currently owns stock equal to 9X his base salary.

•	Strategic Measures based largely on discretionary assessment of performance	•

For 2019, under the Strategic Measures, we explicitly defined 10 performance measures and 60% of those measures were tied to specific, quantifiable predetermined goals. Commentary was also added to the CD&A to describe the rationale for performance determination.

•

Also, beginning in 2019, the weighting of the Strategic Measures was reduced from 30% to 20% of the NEOs’ target opportunity. While 60% of the measures will remain tied to quantifiable predetermined goals, we will continue to explicitly define all measures.

•	Annual performance measures in the Long-Term Incentive Program	•	Beginning with grants made in 2018, PSU awards are tied to predefined measures of three-year financial performance.
•	How stock is granted each year	•

We provided clarity that most of the equity that is granted goes to non-NEOs, with the largest emphasis on our Managing Directors and Practice Leaders. Further, 70% of the equity awarded to NEOs only vests upon achievement of rigorous performance goals.

The design of our current executive compensation program is consistent with the design we described in last year’s CD&A, which received the support of 94% of votes cast from our shareholders.

2019 Say on Pay Vote

At the 2019 Annual Meeting, approximately 94% of votes cast were in support of the named executive officer compensation. We view this overwhelming support of our compensation programs as a reflection of the strong alignment between our executives’ pay and shareholder value, as well as the strength of the program design changes that we made during 2018 and 2019. We will continue to listen carefully to our shareholders and incorporate their feedback into our deliberations about executive compensation.

SECTION 3 - COMPENSATION PROGRAM DETAILS

Targeting of Total Direct Compensation

The Compensation Committee generally targets total direct compensation to be within +/-15% of the median of the Executive Pay Peer Group for our NEOs. In addition to peer group data, the Compensation Committee also reviews survey data for companies with revenues between $500 million and $1 billion from the Radford Global Technology Survey. The Compensation Committee considers Huron’s competition for talent to be broader than just the peer group companies, including other public and private consulting, strategy and also technology organizations, for the NEOs as well as our managing directors. When making compensation determinations, the Compensation Committee applies its judgment in incorporating these various factors.

2019 NEO Compensation Opportunity

The Compensation Committee approved 2019 compensation levels (base salary and target annual and long-term incentive) in February of 2019. Changes from 2018 levels were limited:

•	In response to shareholder feedback, Mr. Roth’s target LTI opportunity was reduced to 225% of base salary - reducing his target total compensation opportunity by nearly 15%.
•

Mr. Kelly’s base salary and long-term incentive opportunity increased to reflect his tenure, performance and targeted competitive positioning, and as part of a longer-term trajectory, identified when he was promoted to the role in 2017.

The Compensation Committee will continue to review for competitiveness on an annual basis.

Compensation Element	James H. Roth	C. Mark Hussey	John D. Kelly	Diane E. Ratekin
Base Salary	$900,000	$750,000	$460,000	$400,000
Target AIP Opportunity	110% of base salary	100% of base salary	70% of base salary	50% of base salary
Target LTI Opportunity	225% of base salary	175% of base salary	150% of base salary	115% of base salary

2019 Annual Incentive

The Compensation Committee approved a NEO Annual Incentive Plan for 2019 that included multiple measures of Company performance. Based on the actual results for each of the performance measures, a total annual cash incentive payout of 130% of target was earned.

The 2019 Annual Incentive Plan is summarized in the table below. For 2019, the Committee reduced the weighting of the Strategic Measures from 30% to 20% and increased the weighting of Adjusted EBITDA Margin from 30% to 40%. The Compensation Committee has also implemented a cap under the annual incentive program, limiting actual awards to target payout if TSR for 2019 is not positive.

The Adjusted EBITDA margin target for 2019 of 12.5% was equal to the target set for 2018, and higher than the 11.4% actual Adjusted EBITDA margin achieved in 2018. The 11.4% Adjusted EBITDA margin achieved in 2018 was determined to be the appropriate baseline. This baseline is reflective of our current revenue mix, with a heavier weighting on lower margin technology implementation services, the buying preferences of our clients, and the operating expense investment required to drive organic revenue growth in accordance with our financial strategy. We are confident in our ability to expand our margins moving forward based on the execution of our strategy and this is reflected in our 2019 targets versus 2018 actual performance, as well as our 2020 targets.

	2019 Proposed Targets
Performance Measure	Weighting	Threshold	Target	Maximum	Actual
Organic Revenue Growth ($M)	40%	$700.0	$740.0	$890.0	$876.8
Adjusted EBITDA Margin	40%	11.1%	12.5%	13.5%	12.0%
Strategic Measures*	20%

*

The enhanced structure of the Strategic Measures developed in 2018 to balance objective, quantifiable metrics with qualitative goals was retained in 2019. The Compensation Committee approved the goals and assessed performance against predefined measures of success. Payouts range from 0-200% with a 25% minimum threshold. The following chart outlines the 2019 goals as well as their weighting, description and actual level of achievement:

2019 Strategic Measures

Quantitative Goals	Weighting	Alignment of Strategic Priorities with Shareholder Value	Level of Achievement
Enterprise	10%	Focused on the deployment of capital and maintaining a strong balance sheet with appropriate leverage and flexibility to support Huron’s growth strategy.	20%

Executed Huron’s debt pay down strategy to de-leverage to below our target of 2.0x Adjusted EBITDA. Amended and extended our revolving credit facility to execute the retirement of our convertible debt.

Business Unit	50%	Focused on achieving sustainable organic growth while also driving margin expansion over time. In addition, focused on maintaining team stability through business unit-level leadership transitions. Measures included business unit-level revenue growth targets, new service line revenue growth targets, collaboration metrics and managing director retention metrics. Specific goals vary by business unit.	73%

Executed Huron’s strategic plan, which included, but is not limited to, advancing and evolving new service lines to strengthen and expand our offerings and continuing to pursue collaboration within and across business units. Executed our succession plan and transitioned the leadership of the Healthcare and Education business units while managing the retention and engagement of our managing directors.

Qualitative Goals	Weighting	Alignment of Strategic Priorities with Shareholder Value	Level of Achievement
Enterprise	20%	Focused on sustaining organic growth over time through the advancement and execution of Huron’s five-year strategic plan, including executing on our strategy-enabling capabilities in the areas of digital technology, talent and culture and sales and marketing. In addition, focused on strengthening the alignment and accountability of our managing directors to achieve Huron’s enterprise-level strategy.	20%

Invested in areas focused on growth, collaboration and efficiency, including, but not limited to, an enterprise analytics platform to augment our client offerings and better manage our internal operations; conducted a comprehensive compensation and benefits review to enhance Huron’s market positioning as an employer of choice; and refreshed enterprise message and framework to strengthen our go-to-market strategy. Evolved our performance management practices at the managing director level to more closely align individual measures with our enterprise-level strategic objectives.

Business Unit	20%	Focused on strategically positioning Huron to achieve sustainable organic growth over time including refreshing our business unit-level strategy to align with and advance Huron’s enterprise-level strategy and driving more consistent performance and quality of delivery while balancing growth. Specific goals vary by business unit.	17%

Areas of focus included, but not limited to, driving more consistent performance and quality of delivery while balancing growth, refreshing the Enterprise Solutions & Analytics business strategy to further drive sustainable long-term growth in a rapidly evolving market, and continuing to integrate and scale our businesses to accelerate growth. Did not achieve all of the aggressive business unit growth and operational measures.

Total	100%		130%

2019 Long-Term Incentive

On March 1, 2019, the Compensation Committee granted our NEOs long-term incentive awards that were structured as 70% performance units and 30% restricted shares.

Executive Granted	Performance Units Granted*	Restricted Shares Granted
James H. Roth	29,574	12,675
C. Mark Hussey	19,168	8,215
John D. Kelly	10,077	4,319
Diane E. Ratekin	6,718	2,879
*	Reflects target award levels. Payouts, if any, on the performance units will be determined at the end of the three-year performance period in 2021.

Performance Unit Awards

The performance unit plan was redesigned beginning in 2018 to measure performance over a three-year period and to add revenue growth as a measure. This structure was retained for awards granted in 2019. Payout opportunity is 25% of target for threshold performance and 200% of target for maximum performance. No shares are earned for performance below the threshold. In 2019, there was no earned performance shares for the 2017-2019 performance period as Actual Adjusted EPS was below threshold at $2.74.

The Compensation Committee establishes threshold, target and maximum goals for each measure for the three-year performance period. These goals are communicated to the NEOs at the time of grant, but we do not share them publicly until the end of the performance period to prevent us from sharing otherwise non-public information about our financial forecast.

Vehicle	Weighting	Performance Measure	Performance/Vesting Timeline
Performance Units	70%	40% Adjusted Diluted EPS 30% Revenue Growth	Three-Year (cliff)

Restricted Stock Awards

The restricted stock granted to our NEOs vests 1/3 per year over three years, based on continued service to enhance retention and maintain alignment with share price performance.

Vehicle	Weighting	Performance Measure	Performance/Vesting Timeline
Restricted Shares	30%	Continued employment	Three-Year (ratable)

2020 NEO Compensation Program

For 2020, the Compensation Committee made the following compensation adjustments:

•

Mr. Roth’s base salary was increased from $900,000 to $950,000 and his annual incentive opportunity was increased from 110% to 140%. The Compensation Committee chose to increase Mr. Roth’s target total cash compensation opportunity for the first time in six years. This change brings his target cash opportunity just above market median of the peer group on target total cash and continues to put more than 77% of Mr. Roth’s pay at-risk based on Company performance. The actual cash compensation Mr. Roth ultimately earns will be based on the Company’s performance against pre-determined goals.

•	Mr. Hussey’s base salary was increased from $750,000 to $800,000 to reflect his performance and integral role in driving the Company-wide strategy as President and COO.
•

Mr. Kelly’s base salary increased from $460,000 to $525,000 and his target annual incentive opportunity increased from 70% to 90% of his base salary. These changes were part of a multi-year strategy to transition his pay closer to the market median as this is his fourth year in the CFO role. The Committee also awarded Mr. Kelly a grant of restricted stock awards that will cliff vest after four years, provided Mr. Kelly is still in service to Huron, to offer added retention given his outstanding performance and his criticality to the Company.

The 2020 Annual Incentive Program design is unchanged from the 2019 design, including the weighting of measures and the cap on actual awards if TSR is not positive for 2020.

No changes were made to the Long-Term Incentive Program for 2020.

SECTION 4 - ADDITIONAL DISCLOSURES RELATED TO COMPENSATION PROGRAM

Executive Pay Peer Group

The peer group for 2019 was identified based on the following process:

1.	All companies were identified that met the following criteria:
•	U.S. headquartered and publicly traded;
•	Revenue between one-half to two times Huron’s trailing 12 months’ revenue; and
•

Global Industry Classification Standard (GICS) codes: Research and Consulting Services, Human Resource & Employment Services, Application Software, Health Care Services or Technology, or Data Processing and Outsourced Services.

2.	Companies were then screened and selected that best met the following set of factors:
•	Business and/or labor market competitor to Huron;
•	Similar revenue per employee;
•	Predominantly U.S. revenue; and
•	Principal business was to provide value-added consulting or advisory services to companies and organizations.

Changes to the peer group for 2019 were limited to the removal of two companies - The Advisory Board (due to acquisition) and Allscripts (due to its larger size) - and the addition of two companies - CRA International and NextGen Healthcare (formerly known as Quality Systems, Inc.) The 2019 peer group consisted of the following 15 companies:

Acxiom Corporation	HMS Holdings Corp.
athenahealth, Inc.*	ICF International, Inc.
CBIZ	Korn/Ferry International
CRA International	Navigant Consulting, Inc.*
The Dun & Bradstreet Corporation*	Premier, Inc.
Exponent, Inc. FTI Consulting, Inc. Heidrick & Struggles International, Inc.	NextGen Healthcare (formerly known as Quality Systems, Inc.)
Resources Connection, Inc.

* These companies have since been acquired/are no longer publicly-traded.

In addition to peer group data, the Compensation Committee also reviews survey data for companies with revenues between $500 million and $1 billion from the Radford Global Technology Survey. The Compensation Committee considers Huron’s competition for talent to be broader than just the peer group companies, including other public and private consulting, strategy and also technology organizations, for the NEOs as well as our managing directors. When making compensation determinations, the Compensation Committee applies its judgment in incorporating these various factors.

Employment Agreements with Mr. Roth, Mr. Hussey, Mr. Kelly and Ms. Ratekin

Huron has entered into agreements with each of the named executive officers that provide for benefits upon termination of employment under certain circumstances, including in connection with a change of control of the Company. Huron provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on shareholder interests when considering strategic alternatives, and providing income protection in the event of involuntary loss of employment. In general, these arrangements provide for severance benefits upon Huron’s termination of the executive’s employment without cause or resignation by the executive for good reason (constructive termination). In the event of a change of control of Huron and if the executive’s employment is terminated without cause or he or she resigns for good reason, the executive will receive enhanced severance benefits. Huron provides these enhanced severance benefits only with a “double trigger” because the Company believes that the executive officers would be materially harmed in a change of control only if it results in reduced responsibilities or compensation or loss of employment for the executive. Huron employment agreements do not provide for any gross-ups.

More information on our use of employment agreements, including the estimated payments and benefits payable to the named executive officers, is provided under the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Role of Compensation Committee

The Compensation Committee is primarily responsible for administering our executive compensation program in a manner consistent with our compensation philosophy and objectives. The principal functions of the Compensation Committee are to:

•	set salaries and annual and long-term incentive levels for the CEO and other named executive officers, so that the program is promoting shareholder value;
•	evaluate annually the performance of the CEO (in coordination with the full board) and review the CEO evaluations of the other named executive officers;
•	review and approve the design and competitiveness of our compensation plans, executive benefits and perquisites;
•	review and approve the total cash and stock bonus pools for the organization, and approve the individual incentive payout awards for the named executive officers;
•	review director compensation and make recommendations to the board;
•	review and approve goals used for the annual and long-term incentive plans;
•	retain or terminate, in its sole discretion, any independent compensation consultant used to assist the Compensation Committee;
•	review and evaluate compensation arrangements to assess whether they could encourage undue risk taking; and
•	create a Compensation Committee report on executive compensation for inclusion in the Proxy Statement.

The Compensation Committee acts independently and works closely with our board of directors and the executive management team in making many of its decisions. To support its decision making, the Compensation Committee has retained the services of an independent compensation consultant. The Compensation Committee has the sole authority to amend or terminate the services of its independent consultant.

In 2019, the Compensation Committee was comprised entirely of independent directors, none of whom has at any time been an officer or employee of the Company.

Role of Management

Our CEO works together with the Chief Human Resources Officer and the Compensation Committee of our board to establish, review and evaluate compensation packages and policies for our executive officers. Our CEO reviews the performance of each named executive officer and makes recommendations to the Compensation Committee based on his review. Our CEO, COO and President, CFO and General Counsel provide input into our strategic goals for future performance periods. The Compensation Committee carefully reviews all information before finalizing incentive goals, however, as we believe such a process is consistent with good governance. Prior to determining the size of the bonus pool for all employees other than NEOs, management reviews Company and practice-level performance with the board so that the bonus pool and Company profitability strike the right balance between shareholder returns and retention of employees. Our CEO does not participate in any discussions related to his own compensation.

Role of Compensation Advisor

The Compensation Committee retains an independent advisor to assist in the ongoing assessment of our executive compensation strategy and program. The Committee’s independent advisor reports directly to the Compensation Committee and serves at its sole discretion and does not perform any services for the Company other than those in connection with its work for the Compensation Committee. Pay Governance serves as the Compensation Committee’s independent advisor.

The Compensation Committee annually assesses whether the independent advisor’s work has raised any conflict of interest. The Compensation Committee has determined, based on its analysis of NASDAQ requirements, that the work of Pay Governance and the individual compensation advisors employed by Pay Governance as compensation consultants to the Company has not created any conflict of interest.

Health and Welfare Benefits

The named executive officers are eligible for the same health and welfare benefits generally available to Huron employees.

Deferred Compensation

The Company also offers a nonqualified deferred compensation plan (the “DCP”) to all managing directors, corporate vice presidents, named executive officers and non-employee directors. The DCP allows participants to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of investment alternatives. Non-employee directors may elect to defer up to 100% of their board fees into the DCP.

Perquisites

Huron did not provide material perquisites that are not provided widely within Huron to any named executive officer in 2019. The Company provides enhanced disability and life insurance benefits to all of its managing directors, corporate vice presidents and executive officers. Named executive officers and practice leaders are also offered reimbursement of the cost of an annual executive physical examination.

Clawback Provisions

In 2014, we adopted an incentive compensation recoupment policy (commonly referred to as a “clawback policy”) that provides for the potential recoupment of bonuses or awards paid to executive officers and such other individuals designated by our non-employee directors under our short-term and long-term incentive compensation plans, where the payout or actual award received was determined based in part on the financial performance of the Company. In the event of a material restatement of our quarterly or annual financial results, our non-employee directors will review all incentive compensation awarded to those individuals covered by the policy based upon the achievement of financial results that were the subject of the restatement. The non-employee directors have the authority to recoup all or a portion of the incentive compensation to the extent that the amount of such compensation would have been lower than the amount actually awarded, granted, paid, earned, deferred or vested based on the achievement of financial results that were subsequently reduced due to such restatement.

Stock Ownership Guidelines and Holding Requirements

In 2018, the Compensation Committee revised stock ownership guidelines for Huron’s named executive officers and non-employee directors. The guidelines, set forth below, are consistent with peer practices and designed to promote alignment with the interests of stockholders and the Company’s commitment to sound corporate governance.

Position	Stock Ownership Guideline
CEO	5x salary
COO and CFO	2x salary
Other Executive Officers	1x salary
Non-employee Directors	5x the annual retainer of $60,000

Until the relevant stock ownership target is achieved, executive officers and non-employee directors are required to retain a number of shares equal to at least 60% of the net after tax proceeds from the exercise of stock options or vesting of restricted stock and performance units. Only shares owned outright count towards ownership requirements. Unexercised stock options and unvested performance units or unvested restricted stock do not count. All of our NEOs and non-employee directors are in compliance with the terms of our share ownership guidelines.

Hedging and Pledging

The Company has an insider trading policy that prohibits directors, officers, employees and contractors from entering into transactions in publicly traded puts, calls or other derivative securities with respect to Huron’s stock and prohibits any other transaction that “hedges” the ownership in Huron’s stock or holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Tax Considerations

Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to a company’s chief executive officer or other named executive officers (excluding the company’s principal financial officer, in the case of tax years commencing before 2018). However, in the case of tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017) and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). While the Company’s shareholder approved incentive plans were previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption will no longer be available for future tax years (other than with respect to certain “grandfathered” arrangements as noted above). In addition, while the Compensation Committee intended that certain incentive awards granted to our NEOs on or prior to November 2, 2017 be deductible as “performance-based compensation” and has assessed the possibility that certain awards will be grandfathered from the changes made by the Tax Cuts and Jobs Act, it cannot guarantee that result. The Compensation Committee has taken the potential impact of the Tax Cuts and Jobs Act into consideration when approving payout amounts for performance periods ending on December 31, 2019. The Compensation Committee expects in the future to authorize compensation in excess of $1 million to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

Section 280G. Section 280G of the Code disallows a company’s tax deduction for certain payments in connection with a change of control defined as “excess parachute payments,” and Section 4999 of the Code imposes a 20% excise tax on certain persons who receive excess parachute payments. The Compensation Committee amended Senior Management Agreements in 2010 to ensure that any covered payments would be reduced to the extent necessary so that no portion of such payments is subject to the excise tax.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, has recommended to the board of directors that it be included in this Proxy Statement and incorporated by reference into our 2019 Annual Report on Form 10-K.

Debra Zumwalt, Chair

H. Eugene Lockhart

Ekta Singh-Bushell

REQUIRED COMPENSATION DISCLOSURES

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non Equity Incentive Plan Compensation ($)	Stock Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total Compensation ($)
James H. Roth[7]	2019	900,000	1,285,614	2,024,994	598,518	32,954	4,842,080
Chief Executive Officer	2018	900,000	1,158,597	2,700,010	0	32,654	4,791,261
	2017	900,000	595,980	2,699,973	308,563	31,434	4,535,950
C. Mark Hussey[8]	2019	750,000	973,950	1,312,515	254,109	31,575	3,322,149
President and Chief Operating Officer	2018	750,000	877,725	1,312,500	0	31,750	2,971,975
	2017	743,750	451,500	2,312,472	150,059	30,985	3,688,766
John D. Kelly[9]	2019	457,500	418,149	690,001	N/A	25,473	1,591,123
Executive Vice President, Chief Financial Officer and Treasurer	2018	396,875	327,684	479,999	N/A	20,156	1,224,714
	2017	323,333	136,955	344,197	N/A	23,113	827,598
Diane E. Ratekin	2019	400,000	259,720	459,984	32,858	57,519	1,210,081
Executive Vice President, General Counsel and Corporate Secretary	2018	400,000	234,060	460,013	0	35,935	1,130,008
	2017	400,000	120,400	460,003	18,353	31,719	1,030,475

(1)

This column represents the aggregate grant date fair value of restricted stock and performance share unit awards. The value of the performance share units in the table is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

(2)

The amounts in this column represent investment gains in the deferred compensation plan. Huron does not offer a pension plan. The amount shown above represents that portion of the account earnings that exceeded the SEC benchmark “market” rate equal to 120% of the long-term applicable federal rate (based on the average rate for 2019, 2018, and 2017 of 3.04%, 3.58% and 2.72%, respectively). For 2019, the actual earnings for Mr. Roth, Mr. Hussey and Ms. Ratekin were $728,639, $305,035 and $39,648, respectively. Please see the section entitled “2019 Nonqualified Deferred Compensation” below for more detail.

(3)	All Other Compensation for 2019 is detailed in the table below.

2019 All Other Compensation

Name	Executive Long- Term Disability ($)(1)	Executive $1MM Term Life Insurance ($)(2)	Company Provided 401(k) Match ($)(3)	Other Benefits and Perquisites ($)(4)		Total All Other Compensation ($)
James H. Roth	6,776	4,433	16,800	4,945		32,954
C. Mark Hussey	7,101	3,204	16,800	4,470		31,575
John D. Kelly	3,145	1,058	16,800	4,470		25,473
Diane E. Ratekin	7,952	7,488	16,800	25,279	*	57,519

*	The aggregate amount is related to legal fees paid by Huron in connection with her retirement transition agreement and an executive physical.

(1)	Executive Long-Term Disability is provided to all executives and managing directors.

(2)	Executive Term Life Insurance is provided to all executives and managing directors.

(3)	Huron provides a Company 401(k) match to all participating employees.

(4)	Other Benefits and Perquisites include the cost of any legal fees and executive physicals, which Huron pays for executives and certain managing directors.

7	Mr. Roth also served as President until February 2019.
8	Mr. Hussey became President in February 2019.
9	Mr. Kelly was appointed Executive Vice President and Chief Financial Officer effective January 2017.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our median-paid employee to the annual total compensation of Mr. Roth, our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For 2019

•	The annual total compensation of our median employee, was $122,105.
•	Mr. Roth’s annual total compensation, as reflected in the Summary Compensation Table included in this Proxy Statement, was $4,842,081.
•	Based on this information, the ratio of the annual total compensation of Mr. Roth to the annual total compensation of our median employee is estimated to be 39.7 to 1.

We identified the median employee by examining the 2019 total compensation for all individuals using the same methodology we use for our NEOs as set forth in the 2019 Summary Compensation Table, excluding our CEO, who were employed by us on December 31, 2019. We included all employees, whether employed on a full-time or part-time basis. We annualized the base compensation and bonus for all employees that were not employed by us for all of 2019 unless they were designated as temporary or seasonal positions.

In addition, in order to identify our median employee, we (i) utilized the exemption permitted under Item 402(u) of Regulation S-K to exclude a total of 140 employees from Canada, the United Kingdom, Singapore, and Switzerland (which, in the aggregate, comprised less than 5% of our total employee population as of December 31, 2019), resulting in a net employee population of 3,811 and (ii) adjusted non-U.S. employee pay applying foreign currency exchange rates as of December 31, 2019.

We identified our median employee for the 2018 Proxy Statement by calculating total compensation inclusive of one-time, special and retention awards. For the 2019 Proxy Statement, we again included all forms of compensation, including one-time, special and retention awards to identify our median employee. This resulted in identifying a median employee with compensation substantially similar to that of our median employee in the prior year.

After identifying the median employee, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2019 Summary Compensation Table.

2019 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the grants of equity awards and annual cash incentive awards for 2019 to each named executive officer.

			Estimated Future Payouts Under Non Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Compensation Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#)(3)	Full Grant Date Fair Value of Each Award ($)(4)
James H. Roth	3/1/2019	2/26/2019	—	—	—	7,394	29,574	59,148	—	1,417,482
	3/1/2019	2/26/2019	—	—	—	—	—	—	12,675	607,513
			247,500	990,000	1,980,000	—	—	—	—	—
C. Mark Hussey	3/1/2019	2/26/2019	—	—	—	4,792	19,169	38,338	—	918,770
	3/1/2019	2/26/2019	—	—	—	—	—	—	8,215	393,745
			187,500	750,000	1,500,000	—	—	—	—	—
John D. Kelly	3/1/2019	2/26/2019	—	—	—	2,519	10,077	20,154	—	482,991
	3/1/2019	2/26/2019	—	—	—	—	—	—	4,319	207,010
			80,500	322,000	644,000	—	—	—	—	—
Diane E. Ratekin	3/1/2019	2/26/2019	—	—	—	1,680	6,718	13,436	—	321,994
	3/1/2019	2/26/2019	—	—	—	—	—	—	2,879	137,990
			50,000	200,000	400,000	—	—	—	—	—

(1)

For the cash award, the target, threshold and maximum represent the range of cash award that could be earned. There is no payout if a threshold level of performance is not achieved. The minimum amount that could be paid is 25% of target and maximum represents 200% of target. Based on the achievement of specific financial goals, the Compensation Committee determined that 130% of the target award was earned for 2019.

(2)

The 2019 grant of Performance Stock Units (PSUs) is based on performance (Adjusted Diluted EPS and Revenue Growth) over a three-year period from 2019-2021. The PSUs are earned from 25% of target for threshold performance to 200% of target for maximum performance; however, if threshold performance is not achieved, the award will be forfeited. The PSUs that are earned will vest on March 1, 2022.

(3)	Restricted stock granted under the Company’s 2012 Omnibus Incentive Plan.
(4)

The full grant date fair value of the March 1, 2019 restricted stock and PSU grants are based on the closing price of Huron stock of $47.93 on March 1, 2019. The total number of PSUs earned by recipients of these awards is contingent on meeting Adjusted Diluted EPS and Revenue Growth goals as described in Note (2) above.

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2019 for each named executive officer. Market value is based on the closing price of Huron stock of $68.72 on December 31, 2019, the last trading day of the fiscal year.

			Option Awards			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Yet Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Yet Vested ($)
James H. Roth	5/03/2010	20,000	—	23.43	5/03/2020	—	—	—	—
	3/11/2011	27,031	—	26.19	3/11/2021	—	—	—	—
	3/01/2012	19,661	—	38.18	3/01/2022	—	—	—	—
	3/01/2013	24,054	—	39.19	3/01/2023	—	—	—	—
	3/01/2016	—	—	—	—	2,736 (1)	188,018	—	—
	3/15/2017	—	—	—	—	6,602 (2)	453,689	—	—
	3/01/2018	—	—	—	—	15,320 (2)	1,052,790	—	—
	3/01/2018	—	—	—	—	—	—	53,617 (4)	3,684,560
	3/01/2019	—	—	—	—	12,675 (2)	871,026	—	—
	3/01/2019	—	—	—	—	—	—	29,574 (5)	2,032,325
C. Mark Hussey	8/01/2011	1,772	—	32.37	8/01/2021	—	—	—	—
	3/01/2012	6,144	—	38.18	3/01/2022	—	—	—	—
	3/01/2013	7,731	—	39.19	3/01/2023	—	—	—	—
	3/01/2016	—	—	—	—	1,419 (1)	97,514	—	—
	3/15/2017	—	—	—	—	3,209 (2)	220,522	—	—
	8/21/2017	—	—	—	—	16,026 (1)	1,101,307	—	—
	3/01/2018	—	—	—	—	7,447 (2)	511,758	—	—
	3/01/2018	—	—	—	—	—	—	26,064 (4)	1,791,118
	3/01/2019	—	—	—	—	8,215 (2)	564,535	—	—
	3/01/2019	—	—	—	—	—	—	19,169 (5)	1,317,294
John D. Kelly	3/01/2016	—	—	—	—	88 (1)	6,047	—	—
	3/01/2017	—	—	—	—	221 (1)	15,187	—	—
	3/15/2017	—	—	—	—	795 (2)	54,632	—	—
	3/01/2018	—	—	—	—	2,724 (2)	187,193	—	—
	3/01/2018	—	—	—	—	—	—	9,532 (4)	655,039
	3/01/2019	—	—	—	—	4,319 (2)	296,802	—	—
	3/01/2019	—	—	—	—	—	—	10,077 (5)	692,491
Diane E. Ratekin	3/01/2016	—	—	—	—	541 (1)	37,178	—	—
	3/15/2017	—	—	—	—	1,125 (2)	77,310	—	—
	3/01/2018	—	—	—	—	2,610 (2)	179,359	—	—
	3/01/2018	—	—	—	—	—	—	9,135 (4)	627,757
	3/01/2019	—	—	—	—	2,879 (2)	197,845	—	—
	3/01/2019	—	—	—	—	—	—	6,718 (5)	461,661

(1)

Consists of unvested restricted stock as of December 31, 2019 that vests 25% annually over four years from the date of grant provided the individual is still employed by Huron on the applicable vesting dates or is eligible for retirement under the Company’s equity incentive plan.

(2)

Consists of unvested restricted stock as of December 31, 2019 that vests 33% annually over three years from the date of grant provided the individual is still employed by Huron on the applicable vesting date or is eligible for retirement under the Company’s equity incentive plan.

(3)	The 2017 grant of PSUs did not meet the performance goals for the 2017-2019 performance period and were therefore forfeited in February, 2020.
(4)

Consists of 2018 grant of PSUs that vest based on performance for the 2018-2020 performance period. Actual payouts may range from 0% to 200% of target. The amount reflected in the table equals the target amount. Once the 2018-2020 performance period is complete, 100% of the final award vests on March 1, 2021.

(5)

Consists of 2019 grant of PSUs that vest based on performance for the 2019-2021 performance period. Actual payouts may range from 0% to 200% of target. The amount reflected in the table equals the target amount. Once the 2019-2021 performance period is complete, 100% of the final award vests on March 1, 2022.

2019 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information concerning stock option exercises and restricted stock vested during 2019 for each named executive officer.

	Option Exercises		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James H. Roth	40,000	1,330,717	19,274	895,611
C. Mark Hussey	0	0	17,137	911,477
John D. Kelly	0	0	2,487	115,457
Diane E. Ratekin	7,904	219,658	3,375	156,769

(1)	The value realized on exercise equals the market value of Huron stock measured at the time of exercise minus the exercise price of the options multiplied by the number of options exercised.
(2)

The value realized on vesting equals the market value of Huron stock measured as the closing price of the stock on the most recent business day preceding the vesting date multiplied by the number of shares received on vesting.

2019 NONQUALIFIED DEFERRED COMPENSATION

The following table shows the deferred compensation activity for the named executive officers in 2019.

Name	Executive Contributions in 2019 ($)(1)	Company Contributions in 2019 ($)	Aggregate Earnings/ Losses in 2019 ($)	Aggregate Withdrawals/ Distributions in 2019 ($)	Aggregate Balance as of 12/31/19 ($)
James H. Roth	—	—	728,639	—	3,269,358
C. Mark Hussey	—	—	305,035	—	1,279,541
John D. Kelly	—	—	—	—	—
Diane E. Ratekin	—	—	39,648	—	170,588

(1)	There were no executive contributions made to the DCP for 2019.

The Company maintains the DCP, which became effective July 1, 2006. The DCP permits managing directors, corporate vice presidents and named executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of generally available investment vehicles. Earnings are credited based on earnings of the investment options selected by the participant. Huron does not match any amounts deferred or otherwise contribute to the DCP except to make restoration payments to the accounts of participants who do not receive the maximum eligible 401(k) match as a result of participation in the DCP. Deferral elections for base salary and any guaranteed bonus must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. The Company requires that deferral elections of the annual cash incentive must be made 12 months prior to the end of the applicable performance period. Non-employee directors may also defer up to 100% of their retainer and meeting fees into the DCP.

Payments from the plan automatically begin upon termination of employment or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Background

We have entered into agreements and maintain plans and arrangements that require us to pay or provide compensation and benefits to each of the named executive officers in the event of certain terminations of employment or a change of control.

Senior Management Agreements

Mr. Roth’s agreement covers a term beginning on January 1, 2017, and continues for three years from that date. Following the expiration of that initial three-year term, his agreement will be automatically renewed every year, unless Mr. Roth or the Company provides 60 days’ notice to the other that such automatic renewal shall cease. The agreement may be earlier terminated by Mr. Roth or the Company pursuant to its terms.

Mr. Hussey, Mr. Kelly and Ms. Ratekin’s agreements provide that employment will continue unless either the Company or the executive delivers to the other 60 days’ advance written notice of the cessation of employment. These may be earlier terminated by the executive or the Company pursuant to their terms.

The Company and Ms. Ratekin have entered into a Transitional Retirement Agreement in connection with Ms. Ratekin’s retirement as Executive Vice President, General Counsel and Corporate Secretary of the Company. Ms. Ratekin will serve as an advisor to the Board of Directors of the Company and the successor General Counsel until April 1, 2021.

Beginning January 1, 2020, Ms. Ratekin will continue to receive her current base salary, annual bonus (fixed at $200,000 in cash and $138,000 in restricted stock), and other welfare benefits and executive perquisites. Ms. Ratekin’s annual bonus will be prorated if her employment terminates after December 31, 2020. Ms. Ratekin will not be eligible for a 2020 performance stock unit (“PSU”) grant for the 2020-2022 performance period. All outstanding equity awards will continue to vest as provided under the terms of the Company’s equity based incentive plans and any applicable award agreements, based upon a qualifying retirement, and any stock options will remain exercisable for the balance of their terms. All PSUs for the 2018-2020 performance period will vest based on the Company’s actual performance and will be paid when and if paid to all other Company executives. The PSUs for the 2019-2021 performance period will be prorated and will vest based on the Company’s actual performance and will be paid when and if paid to all other Company executives.

The following table summarizes how unvested equity awards will be addressed in the event of a termination under the Senior Management Agreements that were in effect during 2019.

Event	Restricted Stock and Options	2017 Performance Stock Units	2018 and 2019 Performance Stock Units
Normal Vesting	33% annual vesting over 3 years for awards granted on or after 3/15/2017; 25% annual vesting over 4 years for those awards granted prior to 3/15/2017 and for the award granted to C. Mark Hussey on 8/21/2017.

One-Year PSUs: 33% of earned One-Year PSUs vest in each of Q1 2018, 2019 and 2020.

Three-Year PSUs: 100% of the earned Three-Year PSUs vest in Q1 2020 provided that executive remains employed at Huron through the 2019 Performance Period.

100% of the earned PSUs vest in Q1 of the year following the end of the three year Performance Period provided that executive remains employed at Huron through the Performance Period.
Voluntary Termination	Forfeit.	One-Year & Three-Year PSUs & Earned Shares: Forfeit.	Forfeit.

Event	Restricted Stock and Options	2017 Performance Stock Units	2018 and 2019 Performance Stock Units
Termination for “Cause”	Forfeit.	One-Year & Three-Year PSUs & Earned Shares: Forfeit.	Forfeit.
Approved Retirement (comply with non-compete provisions)	Subject to non-compete, vesting continues per normal course post-retirement.

One-Year PSUs: Award continues in place per existing terms and vesting schedule, subject to non-compete.

Three-Year PSUs: Earned pro rata based on actual performance. Subject to non-compete, vesting continues per normal course post-retirement.

Earned based on actual performance and will vest pro rata on March 1 of the year following the three year Performance Period based on number of days employed during the Performance Period. Subject to non-compete, vesting continues per normal course post-retirement.
Death or Disability	Full acceleration.	One-Year PSUs: All earned One-Year Performance Shares fully vest within 30 days. Three-Year PSUs: Earned based on actual performance and will vest on March 15, 2020 on a pro rata basis.	Earned based on actual performance and will vest pro rata on March 1 of the year following the three year Performance Period based on number of days employed during the Performance Period.[10]
Involuntary/Good Reason Termination	Forfeit.

One-Year PSUs: Will vest in pro rata portion of next tranche to vest, with pro rata portion based on employment during vesting period.

Three-Year PSUs: Will receive a pro rata amount of earned shares based on actual performance; vesting continues per normal course.

Earned based on actual performance and will vest pro rata on March 1 of the year following the three year Performance Period based on number of days employed during the Performance Period.[11]

10	Except with respect to Ms. Ratekin, whose award will continue to vest as if she were employed through her retirement date, and all outstanding equity awards will vest in full.
11	Except with respect to Ms. Ratekin, whose award will continue to vest as if she were employed through her retirement date.

Event	Restricted Stock and Options	2017 Performance Stock Units	2018 and 2019 Performance Stock Units
Change of Control (“COC”), No Termination	No impact, assumed by acquirer.

One-Year & Three-Year PSUs: If assumed by acquirer and converts earned shares into right to receive equivalent value shares in new entity then vesting continues per normal course.

If not assumed by acquirer or acquirer does not convert earned shares into right to receive equivalent value in shares of new entity, then 100% of shares will vest (at the greater of target or level dictated by actual performance) and one share of Company common stock will be exchanged for each PSU and such common stock will receive the consideration paid by the acquirer in the COC.

If assumed by acquirer and converts shares into right to receive equivalent value shares in new entity then vesting continues per normal course.

If not assumed by acquirer or acquirer does not convert shares into right to receive equivalent value in shares of new entity, then PSUs will vest at target if the COC occurs during the performance period or at the level dictated by actual performance if the COC occurs after the performance period and one share of Company common stock will be exchanged for each PSU and such common stock will receive the consideration paid by the acquirer in the COC.

Involuntary/Good Reason Termination Post-COC	Full acceleration.	One-Year & Three-Year PSUs: Shares shall immediately fully vest (at the greater of target or level dictated by actual performance).	Shares shall immediately fully vest (at the greater of target or level dictated by actual performance).

Other Benefits

Mr. Roth, Mr. Hussey, Mr. Kelly and Ms. Ratekin will be eligible to participate in the Company’s various health and welfare benefit plans for its similarly situated key management employees.

Restrictive Covenants on Termination

For the applicable restricted period set forth in each executive officer’s Senior Management Agreement, he or she may not directly or indirectly (i) hire any employees of the Company or solicit, induce or encourage any employee of the Company or any client of the Company to leave, alter or cease his or her relationship with it or (ii) provide services that are the same as or similar to those offered by the Company to any client of the Company that he or she obtained as a client for the Company, to whom he or she provided services within the 12 months preceding termination of employment, or to whom he or she submitted a proposal during the six months prior to termination of employment. The restricted period for Mr. Roth is 12 to 24 months (depending on the type of termination) following termination of employment. The restricted period for Mr. Hussey, Mr. Kelly and Ms. Ratekin is 12 months following termination of employment for any reason. In addition, for a period of 12 to 24 months (depending on the type of termination) following the termination of his employment, Mr. Roth may not, directly or indirectly, provide services that are competitive with those of the Company to any person, firm or other business entity. Executives are also subject to a confidentiality and non-disclosure covenant.

Key Definitions

Definition of “Change of Control”

A Change of Control is defined in all four agreements as:

•	any person becomes a beneficial owner of 40% or more of the Company’s outstanding securities;
•

there is a consummation of a merger or consolidation with any person unless (a) the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least 50% of the combined voting power of the securities of the Company or such other surviving entity; (b) the merger is a recapitalization in which no person other than existing security holders becomes a beneficial owner representing 50% or more of the Company’s then outstanding securities; or (c) the merger does not represent a sale of all or substantially all of the Company’s assets;

•	the stockholders approve a plan of complete liquidation or dissolution; or
•

there is a disposition or sale of all or substantially all of the Company’s assets other than a sale or disposition in which at least 50% of the combined voting power of the voting securities are owned by shareholders of Huron.

Definition of “Good Reason”

The definition of “Good Reason” is defined in all four agreements to mean a resignation following: (i) a change in primary location of employment to a location that is more than 50 miles from Chicago, Illinois; (ii) a failure to comply with any material term of the agreement by the Company or (iii) a material reduction in base salary or benefits coverage, provided that such reduction is without his or her consent, is not warranted by the Company’s financial condition, and is not a change that applies uniformly to similarly situated Company executives. The agreements provide the Company the right to cure prior to a senior executive’s resignation for

Good Reason.

Definition of “Good Reason” in Relation to a Change of Control

Under all four agreements, a Change of Control Good Reason occurs if certain adverse changes occur in anticipation of, or within twenty-four months following, a Change of Control including:

(a)	any material breach of the Senior Management Agreement by the Company,
(b)	any material adverse change in the executive’s status, responsibilities or position with the Company,
(c)

any material reduction in his or her base salary or target bonus, other than in connection with an across-the-board reduction in base salaries applicable in like proportions to all similarly situated executives of the Company and any direct or indirect parent of the Company,

(d)

assignment of duties to the executive that are materially inconsistent with his or her position and responsibilities described in the Senior Management Agreement, including, specifically, assignment of a position other than as Chief Executive Officer of the surviving Company in the case of Mr. Roth, or

(e)	requiring the executive to be principally based at any office or location that is greater than 50 miles from Chicago, Illinois.

Termination without Cause or Resignation for Good Reason

If any of the NEOs is terminated without Cause or resigns for Good Reason, as defined in his or her Senior Management Agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts. In addition, NEOs will receive pro rata vesting of performance stock units that would otherwise have been earned in the performance period.

The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, except in the case of a Change of Control, as of December 31, 2019:

Executive	Severance Benefits
James H. Roth

An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 24 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

C. Mark Hussey

An amount in cash equal to one and one-half times the sum of his then current annual base salary and his then current target bonus; pro rata bonus in the year of termination based on actual results; 18 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

John D. Kelly

An amount in cash equal to the sum of his or her then current annual base salary and his or her then current target bonus; pro rata bonus in the year of termination based on actual results; 12 months’ continuation of medical insurance; and pro rata vesting of performance stock units that would otherwise have been earned in the performance period. Severance amounts are payable in a lump sum.

In the event an executive qualifies for an approved retirement and signs a non-compete agreement, he or she would receive continued vesting of his or her stock options and restricted stock. There would be no acceleration, but the equity would continue to vest per the schedule as outlined in the grant agreements.

Ms. Ratekin’s termination benefits in the event of her termination without Cause or resignation for Good Reason, except in the case of a Change of Control, are covered under her Transitional Retirement Agreement. In these circumstances, Ms. Ratekin’s salary, bonus and welfare benefits would continue to be paid through her retirement date. In addition, Ms. Ratekin’s equity awards would continue to vest after termination as described in the table above beginning on page 40 of this Proxy Statement.

Termination of Employment Due to Death or Disability

If any of our executives dies or becomes disabled, his or her estate will receive payment of base salary and a pro rata bonus at target through the date of termination. The executive and/or his or her eligible dependents shall receive continuation of medical benefits for six months. In addition, unvested time-based equity outstanding will vest and unvested performance-based awards will vest in accordance with the applicable PSU agreement.

Ms. Ratekin’s termination benefits in the event of her death are covered under her Transitional Retirement Agreement. In this circumstance, Ms. Ratekin’s salary and bonus would continue to be paid through her retirement date. In addition, Ms. Ratekin’s equity awards would continue to vest after termination as described in the table above beginning on page 40 of this Proxy Statement.

Termination of Employment Due to Termination other than for Resignation for Good Reason or Due to Cause

No severance or benefits are paid if an executive officer is terminated for Cause or resigns other than for Good Reason as defined in the executive’s Senior Management Agreement.

Termination without Cause or Resignation for Good Reason Related to a Change of Control

If any of our executives with a Senior Management Agreement is terminated without Cause or resigns for Good Reason in conjunction with a Change of Control, as defined in his or her Senior Management Agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts.

The following severance benefits are payable to each of our named executive officers upon termination without Cause or resignation for Good Reason, in the case of a Change of Control, as of December 31, 2019:

Executive	Severance Benefits
James H. Roth

An amount in cash equal to two and one-half times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 30 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

C. Mark Hussey

An amount in cash equal to two times the sum of his then current annual base salary and his then current target bonus, pro rata target bonus in the year of termination, 24 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

John D. Kelly & Diane E. Ratekin

An amount in cash equal to one and one-half times the sum of his or her then current annual base salary and his or her then current target bonus, pro rata target bonus in the year of termination, 18 months’ continuation of medical insurance, and accelerated vesting of all outstanding equity grants that were awarded at or prior to the time of the Change of Control. Severance amounts are payable in a lump sum.

Golden Parachute Cutback

All four Senior Management Agreements provide that, if any amount, right or benefit paid or payable to the executive under his or her Senior Management Agreement or any other plan, program or arrangement would constitute an “excess parachute payment” under Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, then the amount of payments payable to the executive under his or her Senior Management Agreement will be reduced to the extent necessary so that no portion of such payments is subject to such excise tax.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The estimated amount payable or provided to each named executive officer in each situation is summarized below. These estimates are based on the assumption that the various triggering events occurred on the last day of 2019, along with other material assumptions noted below. The actual amounts that would be paid to a named executive officer upon termination or a change of control can only be determined at the time the actual triggering event occurs. The estimated amount of compensation and benefits described below does not take into account compensation and benefits that a named executive officer has earned prior to the applicable triggering event, such as equity awards that have previously vested in accordance with their terms or vested benefits otherwise payable under our compensation programs.

The following table and summary set forth potential payments we would be required to make to our named executive officers upon termination of employment or change of control. The table assumes termination of employment on December 31, 2019 and uses a share price of $68.72, the closing price of our stock on December 31, 2019.

Name	Benefit	Voluntary Termination/ Retirement ($)	Termination without Cause or resignation For Good Reason ($)	Permanent Disability or Death ($)	Involuntary Termination Following Change of Control ($)
James H. Roth	Salary	0	1,800,000	0	2,250,000
	Bonus	0	1,980,000	0	2,475,000
	Pro rata bonus (1)	0	0	990,000	1,285,614
	Equity acceleration (2)	0	0	2,565,375	8,282,260
	Benefits continuation	0	31,008	8,227	38,760
	Cutback (3)	0	0	0	-3,010,130
	Total Value	0	3,811,008	3,563,602	11,321,504
C. Mark Hussey	Salary	0	1,125,000	0	1,500,000
	Bonus	0	1,125,000	0	1,500,000
	Pro rata bonus (1)	0	973,950	750,000	973,950
	Equity acceleration (2)	0	0	2,495,567	5,603,979
	Benefits continuation	0	23,256	8,226	31,008
	Cutback (3)	0	0	0	-2,306,192
	Total Value	0	3,247,206	3,253,793	7,302,745
John D. Kelly	Salary	0	460,000	0	690,000
	Bonus	0	322,000	0	483,000
	Pro rata bonus (1)	0	418,149	322,000	418,149
	Equity acceleration (2)	0	0	559,753	1,907,284
	Benefits continuation	0	14,291	7,620	21,437
	Cutback (3)	0	0	0	-1,398,842
	Total Value	0	1,214,440	889,373	2,121,028
Diane E. Ratekin	Salary	0	0	0	600,000
	Bonus	0	0	0	300,000
	Pro rata bonus (1)	0	0	0	259,720
	Equity acceleration (2)	0	0	0	1,581,035
	Benefits continuation	0	0	0	21,437
	Cutback (3)	0	0	0	0
	Total Value	0	0	0	2,762,192

(1)

Pro rata bonus for termination without Cause or resignation for Good Reason is based on actual performance from 2019. For retirement eligible individuals, executive would receive the full bonus earned payable at the originally scheduled payout date consistent with other executives and thus is not included in the table. (As of 12/31/19, Mr. Roth satisfied the age and service retirement criteria for these programs and Ms. Ratekin satisfied the criteria as of 12/31/18.) See CD&A for disclosure regarding amount earned.

(2)

The acceleration of equity varies by grant and type of termination as outlined in the preceding sections. The value shown is equal to the number of accelerated shares times the closing price on the last day of the fiscal year. These amounts do not include the value of stock that continues to vest per the original schedule post termination, including:

(a)

A portion of the 2019 performance units would continue to vest for each of the named executive officers with the number of shares determined based on actual performance through December 31, 2021 and prorated for the number of days that the executive was employed during the performance period.

(b)

A portion of the 2018 performance units would continue to vest for each of the named executive officers with the number of shares determined based on actual performance through December 31, 2020 and prorated for the number of days that the executive was employed during the performance period.

(c)

Additionally, in the event an executive qualifies for an approved retirement, they would receive continued vesting of their stock per the schedule as outlined in the grant agreements. (As of 12/31/19, Mr. Roth satisfied the age and service retirement criteria for these programs and Ms. Ratekin satisfied the criteria as of 12/31/18.)

(d)	Time-based restricted stock awards are forfeited in the event of a Termination without Cause or Resignation for Good Reason.

(3)

In the event the total COC severance exceeds the IRC 280G safe harbor amount, then the executive’s total severance is reduced to the maximum safe harbor threshold amount as to not trigger any excise tax.

(4)

Ms. Ratekin’s termination benefits are covered under the Transitional Retirement Agreement signed on September 12, 2019. The table above reflects benefits accelerated on the date of termination. These amounts do not include salary, bonus, and/or welfare benefits that would continue to be paid through the retirement date and do not include the value of stock that would continue to vest after termination.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2019, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between Huron and a board member or a principal stockholder and members of their immediate families.

In addition, Huron has a Code of Business Conduct and Ethics (the “Code of Conduct”), a copy of which is posted on our web site at www.huronconsultinggroup.com, that applies to directors and employees and their family members. The Code of Conduct, among other things, has a policy governing conflicts of interest generally and, in particular, prohibiting certain business arrangements with the Company and clients of the Company, entering into relationships that may be perceived as impairing the ability of the individual or Huron from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of officers and directors, by the Audit Committee of the board of directors. The Code of Conduct also prohibits Huron from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

TO APPROVE AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN

Background and Reasons for Amending the Plan

The board of directors believes that the continued growth and profitability of the Company depend on our ability to attract and retain highly qualified employees. As of March 11, 2020, we had issued 2,036,096 shares of common stock under the Plan that are no longer subject to outstanding awards, 1,160,358 shares of common stock that are subject to unexercised options or unvested restricted stock awards and up to 392,696 shares that may be issued pursuant to outstanding performance share awards, leaving 657,308 shares of common stock available for grant. In addition, we have 54,608 shares of common stock that are subject to unexercised options under the 2004 Omnibus Stock Plan. The weighted average exercise price and remaining contractual life of the 86,393 total stock options outstanding from all plans were $34.68 and 2.02 years, respectively. The total number of unvested restricted stock awards and performance share awards outstanding from all plans was 1,466,661. See the summary table below.

As of March 11, 2020:
Stock options outstanding	86,393
Weighted average exercise price of stock options outstanding	$34.68
Weighted average remaining contractual life of stock options outstanding	2.02 years
Shares subject to outstanding restricted stock and other full value awards (unvested and unearned)	1,466,661
Shares remaining for grant under the existing Amended and Restated 2012 Omnibus Incentive Plan	657,308
Common shares issued and outstanding	22,852,312

In order to increase the number of shares of common stock available as equity compensation to our employees, non-employee directors, and independent contractors and those of our subsidiaries, our board of directors has approved an amendment to the Plan to increase the number of shares available for grant thereunder by 270,000 shares of common stock, subject to stockholder approval. We believe the additional shares authorized under the Plan will enable us to offer competitive compensation packages that reward performance while also creating a compelling reason to remain at Huron and deliver results that benefit all constituents. We annually grant a sizable portion of equity to our managing directors. An average of 78% of total equity granted in the last three years was awarded to our managing directors; by contrast, approximately 18% of total equity granted in the last three years was awarded to our NEOs with the remaining 4% awarded to our directors and other employees. As a professional services firm, we recognize that our managing directors are key to growing our business, generating revenue, enhancing our market reputation, and developing our people. As such, they are critical to the overall success of Huron. We use stock as both a retention tool and an incentive to encourage behaviors that will benefit our shareholders and the Company. Approximately 50% of the annual bonus compensation of our Practice Leaders and client-facing managing directors consists of restricted stock that vests over four years and is awarded based on prior year performance. We believe the amount of equity provided below the NEO level aligns the interests of our individual practices with the Company as a whole and significantly differentiates Huron’s compensation program from the programs of our competitors. Our ability to offer equity as a long-term component of compensation also helps us recruit talent that is critical for Huron’s continued growth. We believe that our ability to offer long-term equity incentives encourages a balanced focus on short-term goals, long-term goals and performance that cannot be as effectively achieved with cash awards alone.

Approval Required

The approval of the amendment to the Plan requires the affirmative vote of the holders of a majority of the total shares of common stock present in person, or represented by proxy, and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to approval of the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Executed proxies will be voted “FOR” the approval of the proposal, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN.

Description of the Plan

The summary of the material features of the Plan set forth below is qualified in its entirety by the full text of the Plan attached as Exhibit 10.34 to the Company’s Form 10-K filed with the SEC on February 26, 2020. A copy of the amendment to the Plan is attached as Appendix A to this Proxy Statement.

There are several types of awards that may be granted under the Plan:

•	stock options (including both incentive stock options (“ISOs”), within the meaning of Section 422 of the Code and nonqualified options (“NQSOs”), which are options that do not qualify as ISOs);
•	stock appreciate rights (SARs);
•

full value awards, which means a grant of one or more shares of common stock or a right to receive one or more shares of common stock, subject to one or more of the conditions, restrictions and contingencies determined at the time of the award; and

•	cash incentive awards.

Based on the 657,308 shares of common stock available for grant as of March 11, 2020, if this proposal is approved by stockholders, there would be approximately 927,308 shares available for issuance under the Plan as of May 8, 2020.12

Shares subject to an award under the Plan that remain unissued upon the cancellation, surrender, exchange, forfeiture or termination of the award without having been exercised or settled will again become available for award under the Plan. In addition, to the extent an award under the Plan is paid or settled in cash, the number of shares of common stock with respect to which such payment or settlement is made shall again be available for grants of awards pursuant to the Plan. Any shares subject to an award under the Plan that are retained by us as payment of the exercise price of an option or to satisfy (A) all tax withholding obligations with respect to a stock option or stock appreciation right, or (B) tax withholding obligations in excess of the minimum required withholding amount with respect to a full value award, and any shares purchased by us using stock option exercise proceeds, will not again be made available for future grants under the Plan. Further, for stock-settled stock appreciation rights (to the extent they are utilized in the future), the shares subject to the award shall be counted against the plan reserve, regardless of the number of shares issued.

The Plan requires dividends and dividend equivalents (if any) on unvested awards to be held until the underlying award is vested. The Plan adds a minimum one-year vesting requirement to all equity awards with a limited carve out of 5% of the total pool to allow for exceptions, as necessary. The Plan provides a limit on awards to non-employee directors for any calendar year (along with cash retainer and meeting fees).

In addition, if a corporation acquired by (or combined with) Huron or any subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Plan and will not reduce the shares authorized for grant under the Plan. Any such awards may not, however, be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not employees or directors of Huron or any subsidiary prior to such acquisition or combination. Notwithstanding the foregoing, such shares may not increase the number of shares available for awards of incentive stock options unless such additional share limit is approved by the shareholders in accordance with Section 422 of the Code.

The Plan will be administered by the Compensation Committee. Our executive officers and Huron’s other officers, full-time employees numbering approximately 3,800 in total, and outside directors as of March 1, 2020,

12	May 8, 2020 Annual Meeting of Stockholders.

will be eligible to receive awards under the Plan at the discretion of the Compensation Committee. The Compensation Committee has the authority to administer the Plan and to exercise all of the powers and authorities specifically granted to it under the Plan as necessary or advisable in the administration of the Plan, including the authority to:

•	grant awards;
•	determine the individuals to whom, and the time or times at which, awards will be granted;
•

determine the type and number of awards to be granted, the number of shares of common stock or cash or other property to which an award may relate and the terms, conditions, restrictions and performance criteria relating to any award;

•	determine whether, to what extent and under what circumstances an award may be settled, cancelled, forfeited, exchanged or surrendered;
•	conclusively interpret the Plan and all awards;
•	prescribe, amend and rescind rules and regulations relating to the Plan;
•	determine the terms and provisions of any award agreements; and
•	make all other determinations deemed necessary or advisable for the operation and administration of the Plan.

Subject to the provisions of the Plan, the Compensation Committee may:

•	accelerate the date on which any ISO, NQSO or SAR becomes exercisable;
•	waive or amend the operation of the Plan provisions respecting exercise of an option or a SAR after termination of employment to a period no longer than 10 years from the date of grant of the award;
•	accelerate the vesting date, or waive any condition imposed by the Plan, with respect to any full value award; and
•	otherwise adjust any of the terms applicable to any award in a manner consistent with the terms of the Plan.

The Compensation Committee may delegate some of its authority under the Plan to one or more of our officers, to act on behalf of the Compensation Committee with respect to any matter that is the responsibility of the Compensation Committee, as described above, and to approve awards for certain other employees.

Our board of directors may suspend or terminate the Plan or revise or amend it in any respect, subject to stockholder approval where required to satisfy legal or applicable stock exchange requirements. No amendment may be made without the approval of our stockholders if such amendment would:

•	materially increase the benefits accruing to a participant under the Plan;
•	increase the aggregate number of shares of common stock that may be issued under the Plan;
•	modify the requirements as to eligibility to participate in the Plan; or
•	result in the repricing or buy-back of options where the exercise price of the option is greater than the then current fair market value of a share of common stock (that is, if it is “underwater”).

The Plan will terminate no later than February 13, 2030. Awards granted before the termination of the Plan may extend beyond that date in accordance with their terms.

Notwithstanding the provisions of the Plan, the Compensation Committee may grant awards to persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may be necessary or desirable to foster and promote achievement of the purposes of the Plan, subject in any specific case to applicable requirements, such as stockholder approval. Specifically, the Compensation Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which Huron operates or has employees. Except for adjustments pursuant to the Plan or reductions of the exercise price approved by stockholders, the exercise price of any outstanding option or SAR may not be decreased after the date of grant, nor may an outstanding option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement option or SAR with a lower exercise price. Except as approved by the Company’s stockholders, in no event may any option or SAR be surrendered to the Company in consideration for a cash payment if, at the time of the surrender, the option or SAR is underwater. Finally, no repricing of an option may be made without the approval of the Company’s stockholders if approval is required under the rules of any stock exchange on which the Company’s common stock is listed.

Vesting terms of any award will be specified at the time an award is made, although vesting of an award will be accelerated if a participant’s employment is terminated by Huron or its successor for reasons other than cause within 12 months of a change of control or if the Plan is terminated within 12 months of a change of control without provision for the continuation of outstanding awards. Unless otherwise determined by the Compensation Committee, if a participant is terminated for cause, all of that person’s outstanding unexercised awards will expire on the date prior to the termination. Except for awards that do not exceed 5% of the total number of shares reserved for issuance under the Plan, in no event will the required period of service for full vesting be less than one year (subject, to the extent provided by the Compensation Committee, to acceleration of vesting in the event of a participant’s death, disability, or change of control).

Under the Plan, the maximum number of shares of stock that may be granted to any participant during any calendar year period with respect to full value awards that are intended to be performance-based compensation shall not exceed 500,000 shares in the aggregate (subject to equitable adjustment as provided). The maximum number of shares of stock to which ISOs relate that may be granted to any participant under the Plan is 325,000 (subject to equitable adjustment as provided). In addition, the maximum amount payable to any person for any 12-month performance period with respect to a cash incentive award that is intended to be performance-based compensation, which we discuss in further detail in the next subsection, is $10,000,000. Finally, for any participant who is an outside director, the aggregate grant date fair value of awards granted to such individual during any calendar year, along with any regular cash retainer or meeting fees paid to such participant during such calendar year, will not exceed $1,500,000.

Performance Criteria

The exercisability or payment of awards may be based upon one or more of the following business criteria as established by the Compensation Committee:

•	return on total stockholder equity;
•	earnings or book value per share of Company common stock (“EPS”);
•	adjusted EPS;
•	net income (before or after taxes);
•	earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT,” “EBITA” or “EBITDA”) measured as a dollar amount or a percentage of revenue;
•	adjusted EBITDA;
•	return on assets, capital or investment;
•	market share;
•	market capitalization;
•	cost reduction goals;
•	levels of expense, costs or liabilities;
•	department, division or business unit level performance;
•	operating income;
•	sales or revenues;
•	stock price appreciation;
•	total stockholder return (TSR);
•	implementation or completion of critical projects or processes;
•	days sales outstanding (DSO);
•	financial coverage ratios;
•	other non-GAAP financial measures; and
•	any combination of the foregoing.

These business criteria may be applied to results including or excluding discontinued operations, expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, an affiliate of the Company, or a department, division or strategic business unit of the Company and/or one or more affiliates of the Company. The business criteria also may be applied to the performance of the Company and/or one or more affiliates of the Company relative to a market index, a group of other companies or a combination thereof, as determined by the Compensation Committee. The business criteria may be subject to:

•	a threshold level of performance below which no payment will be made (or no vesting will occur);

•	levels of performance at which specified payments will be made (or specified vesting will occur); and
•	a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

Each of the business criteria will be determined, where applicable, in accordance with generally accepted accounting principles and will be subject to certification by the Compensation Committee. The Compensation Committee has the authority to make equitable adjustments to the business criteria in recognition of:

•	special, unusual or non-recurring events affecting the Company or any of its affiliates or the financial statements of the Company or any of its affiliates;
•	changes in applicable laws or regulations;
•

gains, losses or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles;

•	asset write-downs;
•	litigation, claim judgments, settlements or restatement related expenses;
•	accruals for reorganization and restructuring programs;
•	acquisitions or divestitures (including expenses related thereto);
•	foreign exchange gains and losses;
•	non-cash interest; and
•	an event either not directly related to the operations of the Company or not within reasonable control of the Company’s management.

Tax Consequences

The following provides only a general description of the application of U.S. federal income tax laws to certain awards under the Plan. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the Plan (such as payment of the exercise price of an option by surrender of previously acquired shares of common stock). This summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

We generally will be entitled to withhold any required taxes in connection with the exercise or payment of any award, and may require the participant to pay such taxes as a condition to the exercise or payment of an award. ISOs may only be granted to our employees and employees of certain of our subsidiaries.

Stock Options. ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to satisfy the requirements of Section 422 of the Code. NQSOs need not satisfy such requirements.

Generally, a participant is not taxed on the grant of an ISO and is not taxed on the exercise of an ISO, except as described in the next sentence and provided that the participant has been an employee of the Company and its subsidiaries (determined in accordance with Internal Revenue Code rules) from the date the ISO was granted until three months before the date of exercise. The difference between the exercise price and the fair market value of the shares on the exercise date, however, will be a preference item for purposes of the alternative minimum tax, and thus a participant could be subject to the alternative minimum tax as a result of the exercise of an ISO. If a participant holds the shares acquired upon exercise of an ISO for at least two years following the ISO grant date and at least one year following exercise, the participant recognizes capital gain (or loss, as applicable), if any, upon a subsequent disposition of such shares. The measure of the gain is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the exercise price).

If a participant disposes of shares acquired pursuant to exercise of an ISO before satisfying the one-year and two-year holding periods described above, then: (i) if the proceeds received exceed the exercise price of the ISO, the participant will recognize long-term or short-term capital gain (as applicable) equal to the excess, if any, of the proceeds received over the fair market value of the shares on the date of exercise, and will recognize ordinary income equal to the excess, if any, of the lesser of the proceeds received or the fair market value of the shares on the date of exercise over the exercise price of an ISO; or (ii) if the proceeds received are less than the exercise price of the ISO, the participant will recognize a capital loss equal to the excess of the exercise price of the ISO over the proceeds received.

We are not entitled to an income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirements described above. If the holding periods are not satisfied, we will be entitled to a deduction (subject to the limit under Section 162(m) of the Code discussed below) in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.

A recipient generally will not realize any taxable income upon the grant of an NQSO. Upon exercise of an NQSO, the participant will realize ordinary income in an amount generally measured by the excess, if any, of the fair market value of the shares on the date of exercise over the stock option exercise price. We will generally be entitled to a deduction (subject to the limit under Section 162(m) of the Code) in the same amount as the ordinary income realized by the participant. Upon the sale of shares acquired upon exercise of an NQSO, the participant will realize short-term or long-term capital gain or loss, depending upon the length of time the shares are held. Such gain or loss will be measured by the difference between the sale price of the shares and the fair market value on the date of exercise.

SARs. A participant generally will not realize any taxable income upon the grant of a SAR. Upon the exercise of such right, the participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares received by the participant as a result of such exercise. We will generally be entitled to a deduction (subject to the limit under Section 162(m) of the Code) in the same amount as the ordinary income realized by the participant.

Full Value Awards. If a restriction on transferability and substantial risk of forfeiture applies to shares of common stock or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In the usual case, we can claim a tax deduction (subject to the limit under Section 162(m) of the Code) in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares of common stock or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of shares of common stock on which he or she previously paid tax.

If no substantial risk of forfeiture applies to property distributed to a participant, the participant generally must recognize ordinary income equal to the fair market value of shares of common stock actually received.

If an award does not consist of property (such as stock units), the participant generally must recognize ordinary income for U.S. income tax purposes when the award is paid in an amount equal to the amount payable or, if the award is settled in shares of common stock, the fair market value on the date of distribution, and we would normally be entitled to a corresponding deduction (subject to the limit under Section 162(m) of the Code).

In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and nonqualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. The exception for qualified “performance-based” compensation was eliminated by the Tax Cuts and Jobs Act of 2017 for tax years beginning on or after January 1, 2018. As a result, any new equity awards under the Plan will be subject to the $1 million deduction limitation. Under the Tax Cuts and Jobs Act, the term “covered employee” now includes any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers for the taxable year. Once an individual becomes a covered employee, that individual will remain a covered employee for all future years, including after termination or death.

PROPOSAL 3

TO APPROVE AN AMENDMENT TO THE COMPANY’S STOCK OWNERSHIP PARTICIPATION PROGRAM

Background and Reasons for Amending the Plan

The Company’s Stock Ownership Participation Program (the “SOPP” or “Plan”) was approved by shareholder vote in 2015, and is designed to incent and retain Huron’s employees below the managing director level who do not receive equity-based awards as part of their normal compensation plan, which includes approximately 3,750 employees. The Plan has been designed specifically with features that support share ownership. The SOPP provides eligible employees with a convenient mechanism to purchase Huron common stock.

Subject to the limitations set forth in the Plan, eligible employees may elect to have after tax payroll deductions made during an offering period equal to between 1% and 25% of their base salary and between 1% and 30% of their annual bonus. An eligible employee may also make cash contributions. The aggregate maximum contribution amount from payroll deductions and cash contributions for each employee is $20,000 per calendar year. Accumulated payroll deductions and cash contributions are used to purchase shares of the Company’s common stock on certain designated purchase dates.

Those that purchase stock under the Plan receive a 25% restricted stock match provided by the Company. Vesting of the restricted stock is subject to both a time-based vesting schedule and requirement that the purchased shares be held for a specified holding period. The terms of the matched shares, including the number of shares granted and the vesting requirements, will be set forth in a separate restricted share grant agreement. We have chosen to offer a restricted stock match instead of a more traditional discount in order to encourage participation by employees who are prepared to own Huron stock for the required holding period. We also believe that ownership of Company stock among all of Huron’s employees helps us recruit and retain the talented individuals that are so crucial to Huron’s success.

Shares subject to restricted stock awards under the SOPP that do not vest will again become available for award under the SOPP, as will any shares that are retained by us as payment of tax withholding obligations with respect to the vesting of an award.

The summary of the SOPP set forth above is qualified in its entirety by the full text of the SOPP plan document. A copy of the amendment to the SOPP is attached as Appendix B to this Proxy Statement.

In order to increase the number of shares of common stock available for the employee purchases pursuant to the SOPP’s established mechanism and the matching restricted stock awards under the SOPP, our board of directors has approved an amendment to the Plan to increase the number of shares available for grant thereunder by 400,000 shares of common stock, subject to stockholder approval.

For the reasons discussed above, it is our belief that it is in the best interests of the Company, its stockholders and Huron’s employees to approve the amendment to the SOPP. Accordingly, the board of directors has adopted the amendment to the SOPP, subject to stockholder approval.

Approval Required

The approval of the amendment to the SOPP requires the affirmative vote of the holders of a majority of the total shares of common stock present in person, or represented by proxy, and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to approval of the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Executed proxies will be voted “FOR” the approval of the proposal, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S STOCK OWNERSHIP PARTICIPATION PROGRAM.

Tax Consequences

The following provides only a general description of the application of U.S. federal income tax laws to awards under the SOPP. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the SOPP. This summary does not address in any detail the effects of taxes imposed under state, local or foreign tax laws.

Purchase of Stock. The purchase of common stock pursuant to the SOPP is not a taxable event to the participant. A participant’s basis in the common stock purchased is equal to the participant’s purchase price on the date it is acquired. The Company is not entitled to an income tax deduction in connection with a participant’s purchase of common stock pursuant to the SOPP.

Restricted Stock. The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the date on which the shares are no longer subject to substantial risk of forfeiture. Continued service is generally considered a substantial risk of forfeiture. At the time the restrictions lapse, the participant will recognize ordinary income equal to the then fair market value of the stock. A participant may elect to be taxed at the time of grant of restricted stock rather than upon lapse of restrictions on transferability or the risk of forfeiture, but, if the participant subsequently forfeits such shares of common stock, he or she would not be entitled to any tax deduction, including as a capital loss, for the value of shares of common stock on which he or she previously paid tax. The Company can claim an income tax deduction in an amount equal to the ordinary income recognized by the participant.

PROPOSAL 4

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the SEC, Huron annually is asking its stockholders to indicate their support for our named executive officer compensation, which includes the compensation discussion and analysis, the compensation tables and the related narrative disclosures, all as described in the section entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”

The vote solicited by this proposal, commonly known as “Say on Pay,” is advisory in nature and will not be binding on the board of directors, the Compensation Committee or Huron. However, the board of directors and the Compensation Committee value the opinions of our stockholders, will review the voting results and, to the extent determined appropriate, take into account the outcome of the vote during future deliberations on executive compensation arrangements.

Huron believes that its executive compensation program is structured to support Huron and its business objectives. This vote is not intended to address any one specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

The affirmative vote of the holders of a majority of the total shares of common stock, present in person or represented by proxy and entitled to vote on the proposal, is required to approve the advisory vote on the compensation arrangements of our named executive officers. Abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be considered shares entitled to vote with respect to the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the approval of the advisory vote on the compensation arrangements of our named executive officers, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION IN THIS PROXY STATEMENT.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”), which has been the independent registered public accounting firm for the Company since its inception, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2020. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of PwC as the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification and will therefore have no effect on the outcome of this proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Representatives of PwC are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2019 and December 31, 2018, and fees for other services rendered by PwC during those periods:

	2019	2018
	(in thousands)
Audit Fees	$1,585	$1,411
Audit-Related Fees	$10	$44
Tax Fees	$215	$140
All Other Fees	$3	$3
Total	$1,813	$1,598

For fiscal year 2019, 100% of All Other Fees were approved by the Audit Committee pursuant to the de minimis exception to the preapproval requirements under 17 CFR 210.2-01(c)(7)(i)(C).

Audit Fees—all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements, comfort letters, statutory audits, attest services and consents; and assistance with and review of documents filed with the SEC.

Audit-Related Fees—consultation and procedures performed concerning new financial accounting and reporting standards and attest services that are not required by statute or regulations.

Tax Fees—tax compliance (review of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to structural matters, and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not audit, audit-related or a tax service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the independence of the independent registered public accounting firm and has determined such services for fiscal 2019 and 2018 were compatible.

POLICY ON AUDIT COMMITTEE PREAPPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding preapproval of all audit and non-audit services provided by the independent registered public accounting firm.

The Audit Committee, on a periodic basis, determines certain services that have the general preapproval of the Committee. The Audit Committee must separately preapprove any services not receiving such general preapproval. Requests for such approval must be submitted by both the independent registered public accounting firm and the CFO and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. Except for those non-audit services discussed above, in 2019 no services were undertaken that were not preapproved. The Audit Committee will establish preapproved fee levels for all services to be provided by the independent registered public accounting firm. On a periodic basis, the CFO and the independent registered public accounting firm report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Company’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries (“Huron”) in accordance with the duties and responsibilities outlined in the Audit Committee charter.

Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Huron’s independent registered public accounting firm, PwC, is responsible for performing an independent audit of Huron’s financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee, with the assistance and support of Huron’s management and its finance and accounting team, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2019.

These activities included, but were not limited to, the following for the fiscal year ended December 31, 2019:

•	Discussed with Huron’s internal auditors their continuing work in support of examination of internal controls and financial compliance controls.
•

Reviewed and discussed with management and PwC the audited financial statements and the quarterly financial statements for the year ended December 31, 2019. Management has the primary responsibility for such financial statements.

•	Discussed with PwC the matters requiring discussion under current auditing standards.
•

Received the written disclosures and the letter from PwC in accordance with the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence.

In reliance on the Committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.

H. Eugene Lockhart, Chairman

John McCartney

George E. Massaro

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s proxy statement relating to its next annual meeting, stockholder proposals must be received no later than November 26, 2020 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Corporate Secretary no earlier than January 8, 2021 and no later than February 7, 2021. Notice of stockholder proposals must contain the information required by the Company’s bylaws. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

The Company will bear the cost of soliciting proxies. In addition, to the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Ernest W. Torain, Jr. Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

March 26. 2020

Appendix A

AMENDMENT TO THE HURON CONSULTING GROUP INC. AMENDED AND RESTATED 2012 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Huron Consulting Group Inc. Amended and Restated 2012 Omnibus Incentive Plan, as amended from time to time (the “Plan”) is adopted by the Board of Directors (the “Board”) of Huron Consulting Group Inc., a Delaware corporation (the “Company”), on March 11, 2020, effective as of the date of the Company’s Annual Meeting of Stockholders that occurs in 2020, provided that it is approved by the Company’s stockholders on that date (the “Amendment Date”). Any capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

WHEREAS, pursuant to Section 16 of the Plan, the Board may at any time revise or amend the Plan, provided that no amendment to the Plan will be made without the approval of the Company’s stockholders if such amendment would increase the aggregate number of shares of Common Stock that may be issued under the Plan; and

WHEREAS, the Board has determined to amend the Plan in the manner set forth below, subject to approval by the stockholders.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders:

1. The first sentence of Section 4(b) of the Plan is hereby amended and restated in its entirety as follows:

“Shares Available for Awards. Subject to the terms and conditions of the Plan, the number of shares of Common Stock reserved for issuance under the Plan shall be 3,922,204 shares (comprised of: (i) the 1,398,204 shares of Common Stock authorized under the Plan as originally adopted, (ii) an additional 850,000 shares of Common Stock authorized in the amendment and restatement of the Plan effective May 2, 2014, (iii) an additional 804,000 shares of Common Stock authorized in the amendment and restatement of the Plan effective May 1, 2017, (iv) an additional 600,000 shares of Common Stock authorized in the amendment of the Plan effective May 3, 2019 and (iv) an additional 270,000 shares of Common Stock authorized in the amendment of the Plan effective May 8, 2020), subject to adjustment as provided herein.”

2. This Amendment shall be and, as of the Amendment Date, is hereby incorporated in and forms a part of the Plan.

3. This Amendment and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without reference to its principles of conflicts of law.

4. Except as amended above, the Plan shall remain in full force and effect.

Appendix B

AMENDMENT TO THE HURON CONSULTING GROUP INC. STOCK OWNERSHIP PARTICIPATION PROGRAM

THIS AMENDMENT (this “Amendment”) to the Huron Consulting Group Inc. Stock Ownership Participation Program, (the “Plan”) is adopted by the Board of Directors (the “Board”) of Huron Consulting Group Inc., a Delaware corporation (the “Company”), on March 11, 2020, effective as of the date of the Company’s Annual Meeting of Stockholders that occurs in 2020, provided that it is approved by the Company’s stockholders on that date (the “Amendment Date”). Any capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

WHEREAS, pursuant to Section 16 of the Plan, the Board or Compensation Committee may at any time revise or amend the Plan, provided that no amendment to the Plan will be made without the approval of the Company’s stockholders if such amendment would increase the aggregate number of shares of Common Stock that may be issued under the Plan; and

WHEREAS, the Board has determined to amend the Plan in the manner set forth below, subject to approval by the stockholders.

NOW, THEREFORE, the Plan is hereby amended as follows, subject to approval by the stockholders:

1. The first sentence of Section 13 (b) of the Plan is hereby amended and restated in its entirety as follows:

“(b) Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 hereof or as otherwise set forth herein, the maximum number of Shares which shall be made available for sale or issuance under the Plan shall be seven hundred thousand (700,000) Shares (comprised of: (i) the three hundred thousand (300,000) shares of Common Stock authorized under the Plan as originally adopted and (ii) an additional four hundred thousand (400,000) shares of Common Stock authorized in the amendment of the Plan effective May 8, 2020.”

2. This Amendment shall be and, as of the Amendment Date, is hereby incorporated in and forms a part of the Plan.

3. This Amendment and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without reference to its principles of conflicts of law.

4. Except as amended above, the Plan shall remain in full force and effect.

Your vote matters – here’s how to vote! You may vote online instead of mailing this card. Votes submitted electronically must be received by 1:00am, Central Time, on May 8, 2020 Online Go to www.envisionreports.com/HURN or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HURN Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2020 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2-5. 1. To elect to the board of directors the two persons nominated by the board of directors to serve as Class I Directors For Withhold For Withhold 01 - H. Eugene Lockhart 02 - James H. Roth For Against Abstain 2. To approve an amendment to the Company’s Amended and Restated 2012 Omnibus Incentive Plan For Against Abstain 4. An advisory vote to approve the Company’s executive compensation For Against Abstain 3. To approve an amendment to the Company’s Stock Ownership Participation Program For Against Abstain 5. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX 036XPD

2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Huron Consulting Group Inc. Stockholders Friday, May 8, 2020, 11:00 a.m. Central Time 550 West Van Buren Street, 17th Floor Chicago, Illinois 60607 Upon arrival, please present this admission ticket and photo identification at the registration desk. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/HURN Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HURN IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Huron Consulting Group Inc. + Notice of 2020 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — Friday, May 8, 2020 James H. Roth and Ernest W. Torain, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Huron Consulting Group Inc. to be held on May 8, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees and FOR items 2 through 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.